Filed Pursuant to Rule 424(b)(5)
Registration No. 333-184744
333-184744-01
333-184744-02
333-184744-03
333-184744-04
333-184744-05
333-184744-06
333-184744-07

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion

Preliminary Prospectus Supplement dated November 5, 2012

PROSPECTUS  SUPPLEMENT

(To prospectus dated November 5, 2012)

$

Invesco Finance PLC

    % Senior Notes due 2022

We are offering $         million aggregate principal amount of our     % senior notes due 2022 (the “notes”). We will pay interest on the notes on                      and                      of each year, beginning                     , 2013. The notes will mature on                     , 2022. We may at any time redeem all or a portion of the notes at a price equal to the principal amount of the notes redeemed plus accrued and unpaid interest, if any, together with a make-whole premium described in this prospectus supplement. In addition, upon certain changes in withholding taxes we may redeem the notes at the redemption price described in this prospectus supplement.

We intend to use the net proceeds from this offering to repay all or a portion of the amounts currently outstanding under our existing credit facility and to purchase, redeem or otherwise retire all of our outstanding 5.375% Senior Notes due 2013 and our outstanding 5.375% Senior Notes due 2014, which we refer to collectively herein as the “outstanding notes.” Any remaining proceeds of this offering will be used for general corporate purposes.

The notes will be guaranteed on a senior unsecured basis by Invesco Ltd., our indirect parent, and by certain of Invesco Ltd.’s subsidiaries other than us. Any subsidiary guarantee of the notes may be released without action by, or consent of, any holder of the notes or the trustee under the indenture governing the notes, if the related guarantor is no longer (or substantially simultaneously with such release will no longer be) a borrower or a guarantor of obligations under our existing credit facility and our outstanding notes are repaid in full. We expect that in 2013, the issuer, Invesco Finance PLC, will become the sole borrower under our existing credit facility and that all of the guarantees of our existing credit facility and the notes will be released, except that of Invesco Ltd.

The notes will rank equally in right of payment with all of our and our guarantors’ existing and future senior debt, will rank senior in right of payment to all of our and our guarantors’ existing and future subordinated debt and will be effectively subordinated to any debt and other liabilities, including trade payables, of our subsidiaries that do not guarantee the notes.

We intend to list the notes on the New York Stock Exchange.

Investing in the notes involves risks that are described in the “Risk Factors” section beginning on page S-4 of this prospectus supplement.

Per Note	Total
Public offering price (1)%	$
Underwriting discount %	$
Proceeds, before expenses, to us (1)%	$

(1)	Plus accrued interest from , 2012, if settlement occurs after that date

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The notes will be ready for delivery in book-entry form only through the facilities of The Depository Trust Company for the accounts of its participants, including Euroclear Bank S.A./N.V., as operator of the Euroclear System, and Clearstream Banking, société anonyme, on or about                     , 2012.

Joint Book-Running Managers

BofA Merrill Lynch	Morgan Stanley	Citigroup

The date of this prospectus supplement is                     , 2012.

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or any free writing prospectus filed by us with the Securities and Exchange Commission (the “SEC” or the “Commission”). We have not, and the underwriters have not, authorized anyone to provide you with different information. If anyone provides you with any other information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer and sale is not permitted. You should not assume that the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus, any free writing prospectus or any document incorporated by reference is accurate as of any date other than their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

Prospectus Supplement

Prospectus

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

When used in this prospectus supplement, the terms “company,” “Invesco,” “issuer,” “we,” “our,” and “us” may refer to Invesco Finance PLC and its indirect parent, Invesco Ltd., unless otherwise specified.

We provide information to you about this offering in two separate documents. The accompanying prospectus provides general information about us and the securities we may offer from time to time. This prospectus supplement describes the specific details regarding this offering. Additional information is incorporated by reference in this prospectus supplement. If information in this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on this prospectus supplement.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the documents incorporated by reference herein, other public filings and oral and written statements by us and our management, may include statements that constitute “forward-looking statements” within the meaning of the United States securities laws. These statements are based on the beliefs and assumptions of our management and on information available to us at the time such statements are made. Forward-looking statements include information concerning possible or assumed future results of our operations, expenses, earnings, liquidity, cash flows and capital expenditures, industry or market conditions, assets under management, acquisition activities and the effect of completed acquisitions, debt levels and our ability to obtain additional financing or make payments on our debt, legal and regulatory developments, demand for and pricing of our products and other aspects of our business or general economic conditions. In addition, when used in this prospectus supplement, the documents incorporated by reference herein or such other documents or statements, words such as “believes,” “expects,” “anticipates,” “intends,” “plans,” “estimates,” “projects,” “forecasts,” and future or conditional verbs such as “will,” “may,” “could,” “should,” and “would,” and any other statement that necessarily depends on future events, are intended to identify forward-looking statements.

Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. Although we make such statements based on assumptions that we believe to be reasonable, there can be no assurance that actual results will not differ materially from our expectations. We caution investors not to rely unduly on any forward-looking statements.

The factors described in this prospectus supplement, incorporated by reference into this prospectus supplement or contained in our other filings with the Commission, among others, could cause our results to differ materially from any results described in any forward-looking statements.

For more discussion of the risks affecting us, please refer to the section entitled “Risk Factors.”

You should consider the areas of risk described above in connection with any forward-looking statements that may be made by us and our businesses generally. We expressly disclaim any obligation to update any of the information in this or any other public filing if any forward-looking statement later turns out to be inaccurate, whether as a result of new information, future events or otherwise. For all forward-looking statements, we claim the “safe harbor” provided by Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

S-ii

SUMMARY

The following summary contains important information about us and this offering but may not contain all of the information that may be important to you in making a decision to purchase the notes. For a more complete understanding of our company and this offering, we urge you to read carefully this entire prospectus supplement, including the “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” sections and the consolidated financial statements and related notes, and other information incorporated by reference herein, which are described under “Where You Can Find More Information.” Unless otherwise specified, all descriptions relating to business operations, business risks, strategies and management refer to Invesco Ltd. and its consolidated subsidiaries.

Company Overview

We are an indirect wholly-owned finance subsidiary of Invesco Ltd. with no operations or assets other than in such capacity. Invesco Ltd. is a leading independent global investment manager dedicated to helping investors worldwide achieve their financial objectives. By delivering the combined power of its distinctive investment management capabilities, Invesco Ltd. provides a comprehensive range of investment strategies and vehicles to its retail, institutional and high-net-worth clients around the world. Operating in more than 20 countries, Invesco Ltd. had $683.0 billion in assets under management as of September 30, 2012.

The key drivers of our success are long-term investment performance, effective distribution relationships, and high-quality client service delivered across a diverse spectrum of investment management capabilities, distribution channels, geographic areas and market exposures. By achieving success in these areas, we seek to generate competitive investment results, positive net flows, increased assets under management and associated revenues. We are affected significantly by market movements, which are beyond our control; however, we endeavor to mitigate the impact of market movement by maintaining broad diversification across asset classes, investment vehicles, client domiciles and geographies. We measure relative investment performance by comparing our investment capabilities to competitors’ products, industry benchmarks and client investment objectives. Generally, distributors, investment advisors and consultants take into consideration longer-term investment performance (e.g., three-year and five-year performance) in their selection of investment products and manager recommendations to their clients, although shorter-term performance may also be an important consideration. Third-party ratings may also influence client investment decisions. Quality of client service is monitored in a variety of ways, including periodic client satisfaction surveys, analysis of response times and redemption rates, competitive benchmarking of services and feedback from investment consultants.

Invesco Ltd. is organized under the laws of Bermuda and its common shares are listed and traded on the New York Stock Exchange under the symbol “IVZ.” Its principal executive offices are located at 1555 Peachtree Street, NE, Atlanta, Georgia 30309, and its telephone number is (404) 892-0896. We maintain a Web site at www.invesco.com. Information contained on our Web site shall not be deemed to be part of, or be incorporated into, this document.

Invesco Finance PLC is organized under the laws of England and Wales. Its principal executive offices are located at 30 Finsbury Square, London, EC2A 1AG, United Kingdom, and its telephone number is 011-44-207-638-0731.

THE OFFERING

The following summary contains basic information about the notes and is not intended to be complete. It may not contain all the information that may be important to you. For a more complete description of the notes, see “Description of the Notes” in this prospectus supplement and “Description of Debt Securities” in the accompanying prospectus. In this summary of the offering, the terms “company,” “Invesco,” “issuer,” “we,” “our,” and “us” may refer to Invesco Ltd. or Invesco Finance PLC unless otherwise specified.

Issuer	Invesco Finance PLC

Notes Offered	$ million aggregate principal amount of % senior notes due 2022.

Maturity	, 2022.

Interest Payment Dates	and of each year, beginning on , 2013.

Guarantees	The notes will be jointly and severally guaranteed on a senior unsecured basis by our parent, Invesco Ltd., and all of its existing and future subsidiaries that guarantee borrowings under our existing credit facility and our outstanding notes. Any subsidiary guarantee of the notes may be released without action by, or consent of, any holder of the notes or the trustee under the indenture governing the notes, if the related guarantor is no longer (or substantially simultaneously with such release will no longer be) a borrower or a guarantor of obligations under our existing credit facility and our outstanding notes are repaid in full. We expect that in 2013, the issuer, Invesco Finance PLC, will become the sole borrower under our existing credit facility and that all of the guarantees of our existing credit facility and the notes will be released, except that of Invesco Ltd. For a discussion of the risks relating to the guarantees, see “Risk Factors—Risks Relating to the Notes—Not all of our subsidiaries will be guarantors under the indenture governing the notes. The notes are effectively subordinated to the indebtedness and other liabilities of our non-guarantor subsidiaries.”

Ranking	The notes and the guarantees will be senior unsecured obligations of us, Invesco Ltd. and its guarantor subsidiaries. The notes will rank equal in right of payment with our current and future senior debt and senior in right of payment to any subordinated debt. The notes will be effectively subordinated to the secured debt of Invesco Ltd. and its subsidiaries to the extent of the value of the assets securing such debt. See “Description of the Notes—Ranking.” In addition, the notes and the guarantees will be effectively subordinated to any liabilities, including trade payables, of Invesco Ltd.’s non-guarantor subsidiaries.

Optional Redemption of Notes	We may at any time redeem all or a portion of the notes at a price equal to the principal amount of the notes redeemed plus accrued and unpaid interest, if any, together with a make-whole premium described in this prospectus supplement.

Payment of Additional Amounts; Redemption for Tax Reasons	All payments made by us or any guarantor with respect to the notes or the guarantees will be made without withholding or deduction for taxes unless required by law. If withholding or deduction is required for taxes imposed by certain taxing jurisdictions, subject to certain exceptions, we or the related guarantor will pay such additional amounts as may be necessary so that the net amount received by the holders of the notes after such withholding or deduction will not be less than the amount that would have been received in the absence of such withholding or deduction. See “Description of the Notes—Payment of Additional Amounts.”

If certain changes in the law of any relevant taxing jurisdiction become effective that would impose withholding taxes on the payments on the notes, we may redeem the notes in whole, but not in part, at any time, at a redemption price of 100% of their principal amount, plus accrued and unpaid interest, if any, to the date of redemption. See “Description of the Notes—Redemption for Tax Reasons.”

Listing	We intend to list the notes on the New York Stock Exchange. Currently, there is no public market for the notes.

Use of Proceeds	The net proceeds from this offering will be used to (i) repay all or a portion of the amounts currently drawn on our existing credit facility and (ii) purchase, redeem or otherwise retire all of the outstanding 5.375% Senior Notes due 2013 and the outstanding 5.375% Senior Notes due 2014. Any remaining net proceeds of this offering will be used for general corporate purposes.

Risk Factors	You should carefully consider all information set forth or incorporated by reference in this prospectus supplement and the accompanying prospectus and, in particular, you should carefully read the section entitled “Risk Factors” beginning on page S-4 of this prospectus supplement before purchasing any of the notes.

Trustee	The Bank of New York Mellon.

Governing Law	The notes will be governed by the laws of the State of New York.

RISK FACTORS

You should read and consider carefully each of the following risk factors, as well as the other information contained and incorporated by reference in this prospectus supplement, before making a decision to invest in the notes.

Risks Relating to Our Business

Volatility and disruption in world capital and credit markets, as well as adverse changes in the global economy, can negatively affect Invesco’s revenues, operations, financial condition and liquidity and may continue to do so.

The capital and credit markets continue to experience substantial volatility. In this regard:

•

In the event of extreme circumstances, including economic, political, or business crises, such as a widespread systemic failure in the global financial system or additional failures of firms that have significant obligations as counterparties on financial instruments, we may suffer significant declines in assets under management and severe liquidity or valuation issues in the short-term sponsored investment products in which client and company assets are invested, all of which would adversely affect our operating results, financial condition, liquidity, credit ratings, ability to access capital markets, and retention and ability to attract key employees. Additionally, these factors could impact our ability to realize the carrying value of our goodwill and other intangible assets.

•

In addition to the impact of the market volatility on client portfolios, the illiquidity and volatility of both the global fixed income and equity markets could negatively affect our ability to manage client inflows and outflows from pooled investment vehicles or to timely meet client redemption requests.

•

Our money market funds have always maintained a $1.00 net asset value (“NAV”); however, we do not guarantee such level. Market conditions could lead to severe liquidity issues in money market products, which could affect their NAVs. If the NAV of one of our money market funds were to decline below $1.00 per share, such funds could experience significant redemptions in assets under management, loss of shareholder confidence and reputational harm. In 2010, the SEC adopted new rules governing U.S. registered money market funds. These rules are designed to significantly strengthen the regulatory requirements governing money market funds, increase the resilience of such funds to economic stresses, and reduce the risk of runs on these funds. Regulators in the U.S. continue to evaluate whether to propose mandating a variable (“floating”) NAV for money market funds. The company believes such a change would have significant adverse consequences on the money market funds industry and the short-term credit markets.

•

Even if legislative or regulatory initiatives or other efforts successfully stabilize and add liquidity to the financial markets, we may need to modify our strategies, businesses or operations, and we may incur increased capital requirements and constraints or additional costs in order to satisfy new regulatory requirements or to compete in a changed business environment.

We may not adjust our expenses quickly enough to match significant deterioration in global financial markets.

If we are unable to effect appropriate expense reductions in a timely manner in response to declines in our revenues, or if we are otherwise unable to adapt to rapid changes in the global marketplace, our profitability, financial condition and results of operations would be adversely affected.

Our revenues and profitability would be adversely affected by any reduction in assets under our management as a result of either a decline in market value of such assets or net outflows, which would reduce the investment management fees we earn.

We derive substantially all of our revenues from investment management contracts with clients. Under these contracts, the investment management fees paid to us are typically based on the market value of assets under management (“AUM”). Assets under management may decline for various reasons. For any period in which revenues decline, our income and operating margin may decline by a greater proportion because certain expenses remain fixed. Factors that could decrease assets under management (and therefore revenues) include the following:

•

Declines in the market value of the assets in the funds and accounts managed. These could be caused by price declines in the securities markets generally or by price declines in the market segments in which those assets are concentrated. Approximately 44% of our total assets under management were invested in equity securities and approximately 56% were invested in fixed income and other investments at September 30, 2012. Our AUM as of September 30, 2012, were $683 billion. We cannot predict whether volatility in the markets will result in substantial or sustained declines in the securities markets generally or result in price declines in market segments in which our assets under management are concentrated. Any of the foregoing could negatively impact our revenues, income and operating margin.

•

Redemptions and other withdrawals from, or shifting among, the funds and accounts managed. These could be caused by investors (in response to adverse market conditions or pursuit of other investment opportunities) reducing their investments in funds and accounts in general or in the market segments on which Invesco focuses; investors taking profits from their investments; poor investment performance of the funds and accounts managed by Invesco; and portfolio risk characteristics, which could cause investors to move assets to other investment managers. Poor performance relative to other investment management firms tends to result in decreased sales, increased redemptions of fund shares, and the loss of private institutional or individual accounts, with corresponding decreases in our revenues. Failure of our funds and accounts to perform well could, therefore, have a material adverse effect on us. Furthermore, the fees we earn vary with the types of assets being managed, with higher fees earned on actively managed equity and balanced accounts, along with real estate and alternative asset products, and lower fees earned on fixed income and stable return accounts. Therefore, our revenues may decline if clients shift their investments to lower fee accounts.

•

Declines in the value of seed capital and partnership investments. The company has investments in sponsored investment products that invest in a variety of asset classes, including, but not limited to equities, fixed income products, private equity, and real estate. Investments in these products are generally made to establish a track record, meet purchase size requirements for trading blocks, or demonstrate economic alignment with other investors in our funds. Adverse market conditions may result in the need to write down the value of these seed capital and partnership investments. As of September 30, 2012, the company had $254.7 million in seed capital and partnership investments.

Our investment advisory agreements are subject to termination or non-renewal, and our fund and other investors may withdraw their assets at any time.

Substantially all of our revenues are derived from investment advisory agreements. Investment advisory agreements are generally terminable upon 30 or fewer days’ notice. Agreements with U.S. mutual funds may be terminated with notice, or terminated in the event of an “assignment” (as defined in the Investment Company Act of 1940, as amended), and must be renewed annually by the disinterested members of each fund’s board of directors or trustees, as required by law. In addition, the board of trustees or directors of certain other fund accounts of Invesco or our subsidiaries generally may terminate these investment advisory agreements upon written notice for any reason. Mutual fund and unit trust investors may generally withdraw their funds at any time without prior notice. Institutional clients may elect to terminate their relationships with us or reduce the aggregate amount of assets under our management, and individual clients may elect to close their accounts, redeem their shares in our funds, or shift their funds to other types of accounts with different fee structures. Any termination of or failure to renew a significant number of these agreements, or any other loss of a significant number of our clients or assets under management, would adversely affect our revenues and profitability.

Our revenues and profitability from money market and other fixed income assets may be harmed by interest rate, liquidity and credit volatility.

Certain institutional investors using money market products and other short-term duration fixed income products for cash management purposes may shift these investments to direct investments in comparable instruments in order to realize higher yields than those available in money market and other fund products holding lower yielding instruments. These redemptions would reduce managed assets, thereby reducing our revenues. In addition, rising interest rates will tend to reduce the market value of bonds held in various investment portfolios and other products. Thus, increases in interest rates could have an adverse effect on our revenues from money market portfolios and from other fixed income products. If securities within a money market portfolio default, or investor redemptions force the portfolio to realize losses, there could be negative pressure on its net asset value. Although money market investments are not guaranteed instruments, the company might decide, under such a scenario, that it is in its best interest to provide support in the form of a support agreement, capital infusion, or other methods to help stabilize a declining net asset value. Some of these methods could have an adverse impact on our profitability. Additionally, Invesco Ltd. has $30.8 million invested in Invesco Mortgage Capital Inc., $43.1 million of equity at risk invested in our collateralized loan obligation products, and $46.2 million invested in fixed income seed money at September 30, 2012, the valuation of which could change with changes in interest and default rates.

We operate in an industry that is highly regulated in many countries, and any enforcement action or adverse changes in the laws or regulations governing our business could decrease our revenues and profitability.

As with all investment management companies, our activities are highly regulated in almost all countries in which we conduct business. Laws and regulations applied at the national, state or provincial and local level generally grant governmental agencies and industry self-regulatory authorities broad administrative discretion over our activities, including the power to limit or restrict our business activities, conduct examinations, risk assessments, investigations and capital adequacy reviews, and impose remedial programs to address perceived deficiencies. Subsidiaries operating in the European Union (“EU”) also are subject to various EU Directives, which are implemented by member state national legislation. As a result of regulatory oversight, we could face requirements which negatively impact the way in which we conduct business, impose additional capital requirements and involve enforcement actions which could lead to sanctions, including the revocation of licenses to operate certain businesses, the suspension or expulsion from a particular jurisdiction or market of any of our business organizations or their key personnel, or the imposition of fines and censures on us or our employees. Judgments or findings of wrongdoing by regulatory or governmental authorities, or in private litigation against us, could affect our reputation, increase our costs of doing business and/or negatively impact our revenues, any of which could have a material negative impact on our results of operations, financial condition or liquidity.

Certain of our subsidiaries are required to maintain minimum levels of capital, and such capital requirements may be increased from time-to-time. These and other similar provisions of applicable law may have the effect of limiting withdrawals of capital, repayment of intercompany loans and payment of dividends by such entities. A sub-group of Invesco subsidiaries, including all of our regulated EU subsidiaries, is subject to consolidated capital requirements under EU Directives, and capital is maintained within this sub-group to satisfy these regulations. At September 30, 2012, the European sub-group had cash and cash equivalent balances of $578.0 million (September 30, 2011: $501.6 million), much of which is used to satisfy these regulatory requirements. Complying with our regulatory commitments may result in an increase in the capital requirements applicable to the European sub-group. As a result of corporate restructuring and regulatory requirements, certain of these EU subsidiaries may be required to limit their dividends to the parent company, Invesco Ltd.

The regulatory environment in which we operate frequently changes and has seen significant increased regulation in recent years. Various changes in law and regulation have been enacted or adopted and are being implemented or otherwise developed in multiple jurisdictions globally in response to the crisis in the financial markets that began in 2007. Various other proposals remain under consideration by legislators, regulators, and other government officials and other public policy commentators. Certain enacted provisions and certain other proposals are potentially far reaching and, depending upon their implementation, could have a material impact on Invesco’s business. While many of these provisions appear designed to address perceived problems in the banking sector, certain of the provisions will or may be applied to other financial services companies, including investment managers. We may be adversely affected as a result of new or revised legislation or regulations or by changes in the interpretation or enforcement of existing laws and regulations. To the extent that existing regulations are amended or future regulations are adopted that reduce the sale, or increase the redemptions, of our products and services, or that negatively affect the investment performance of our products, our aggregate assets under management and our revenues could be adversely affected. In addition, regulatory changes have imposed and may continue to impose additional costs, which could negatively impact our profitability.

In the United States, the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) was signed into law on July 21, 2010. While Invesco does not believe that the Dodd-Frank Act will fundamentally change the investment management industry or cause Invesco to reconsider its basic strategy, certain provisions will, and other provisions may, require us to change or impose new limitations on the manner in which we conduct business; they also will or may increase regulatory burdens and related compliance costs. In addition, the scope and impact of many provisions of the Dodd-Frank Act will be determined by implementing regulations, some of which require lengthy proposal and promulgation periods. Moreover, the Dodd-Frank Act mandates many regulatory studies, some of which pertain directly to the investment management industry, which could lead to additional legislation or regulation. As a result of these uncertainties regarding implementation of the Dodd-Frank Act and such other future potential legislative or regulatory changes, the impact of the Dodd-Frank Act on the investment management industry and Invesco cannot be predicted at this time.

The European Union has promulgated or is considering various new or revised directives pertaining to financial services, including investment managers. Such directives are progressing at various stages, and are being or will or would be implemented by national legislation in member states. As with the Dodd-Frank Act, Invesco does not believe implementation of these directives will fundamentally change our industry or cause us to reconsider our fundamental strategy, but it does appear certain provisions will, and other provisions may, require us to change or impose new limitations on the manner in which we conduct business; they also will or may increase regulatory burdens and compliance costs. Similar developments are being implemented or considered in other jurisdictions where we do business; such developments could have similar effects.

Potential developments under enacted and proposed legal and regulatory changes, and related matters, include, without limitation:

•	Expanded prudential regulation over investment management firms.

•	New or increased capital requirements and related regulation (including new capital requirements pertaining to money market funds).

•

Additional change to the regulation of money market funds in the U.S. The SEC in 2010 adopted changes to Rule 2a-7, the primary securities regulation governing U.S. registered money market funds. These new rules were designed to significantly strengthen the regulatory requirements governing money market funds, increase the resilience of such funds to economic stresses, and reduce the risk of runs on these funds. Regulators in the U.S. continue to evaluate whether to propose additional legal and regulatory changes impacting money market funds. Invesco believes certain potential changes that have been the subject of media reports would have significant adverse consequences on the money market funds industry and the short-term credit markets.

•

Changes to the distribution of investment funds and other investment products. In the U.S., the SEC previously has proposed and may repropose significant changes to Rule 12b-1. Invesco believes these proposals could increase operational and compliance costs. The U.K. Financial Services Authority is implementing its Retail Distribution Review, which is expected to reshape the manner in which retail investment funds are sold in the U.K. The EU adopted the Alternative Investment Fund Manager Directive; implementing legislation in member states could, among other elements, impose restrictions on the marketing and sale within the EU of private equity and other alternative investment funds sponsored by non-EU managers. Various regulators have promulgated or are considering other new disclosure and suitability requirements pertaining to the distribution of investment funds and other investment products, including enhanced standards and requirements pertaining to disclosures made to retail investors at the point of sale.

•	Guidelines regarding the structure and components of compensation, including under the Dodd-Frank Act and various EU Directives.

•

New and potentially complex and burdensome tax reporting and tax withholding obligations and related compliance activities pertaining to sponsored investment products, including obligations under the Foreign Account Tax Compliance Act (FATCA) and similar requirements which may be imposed by other countries.

•

Heightened regulatory examinations and inspections, including enforcement reviews, and a more aggressive posture regarding commencing enforcement proceedings resulting in fines, penalties and additional remedial activities. Without limiting the generality of the foregoing, regulators in the United States and the United Kingdom have taken, and can be expected to continue to take, a more aggressive posture on bringing enforcement proceedings.

•	Changes impacting certain other products or markets (e.g., retirement savings).

•	Enhanced licensing and qualification requirements for key personnel.

•

Other additional rules and regulations and disclosure requirements. Certain provisions impose additional disclosure burdens on public companies, including Invesco. Certain proposals could impose requirements for more widespread disclosures of compensation to highly-paid individuals. Depending upon the scope of any such requirements, Invesco could be disadvantaged in retaining key employees vis-à-vis private companies, including hedge fund sponsors.

•

Strengthening standards regarding various ethical matters, including enhanced focus of U.S. regulators and law enforcement agencies on compliance with the Foreign Corrupt Practices Act and the enactment of the U.K. Bribery Act.

•	Other changes impacting the identity or the organizational structure of regulators with supervisory authority over Invesco.

Invesco cannot at this time predict the full impact of potential legal and regulatory changes or possible enforcement proceedings on its business. It is possible such changes could impose new compliance costs or capital requirements or impact Invesco in other ways that could have a material adverse impact on Invesco’s results of operations, financial condition or liquidity. Similarly, regulatory enforcement actions which impose significant penalties or compliance obligations, or which result in significant reputational harm, could have similar material adverse effects on Invesco. Moreover, certain legal or regulatory changes could require us to modify our strategies, businesses or operations, and we may incur other new constraints or costs in order to satisfy new regulatory requirements or to compete in a changed business environment.

To the extent that existing or future regulations affecting the sale of our products and services or our investment strategies cause or contribute to reduced sales or increased redemptions of our products or impair the investment performance of our products, our aggregate assets under management and results of operations might be adversely affected.

Civil litigation and governmental investigations and enforcement actions could adversely affect our assets under management and future financial results, and increase our costs of doing business.

Invesco and certain related entities have in recent years been subject to various legal proceedings, including civil litigation and governmental investigations and enforcement actions. These actions can arise from normal business operations and/or matters that have been the subject of previous regulatory actions. See Part I, Item 3, “Legal Proceedings,” in Invesco Ltd.’s Annual Report on Form 10-K, which is incorporated by reference in this prospectus supplement, for additional information. Judgments in civil litigation or findings of wrongdoing by regulatory or governmental authorities against us could affect our reputation, increase our costs of doing business and/or negatively impact our revenues, any of which could have a material negative impact on our results of operations, financial condition or liquidity.

Our investment management professionals and other key employees are a vital part of our ability to attract and retain clients, and the loss of key individuals or a significant portion of those professionals could result in a reduction of our revenues and profitability.

Retaining highly skilled technical and management personnel is important to our ability to attract and retain clients and retail shareholder accounts. The market for investment management professionals is competitive and has grown more so in recent periods as the investment management industry has experienced growth. The market for investment managers is also increasingly characterized by the movement of investment managers among different firms. Our policy has been to provide our investment management professionals with a supportive professional working environment and compensation and benefits that we believe are competitive with other leading investment management firms. However, we may not be successful in retaining our key personnel, and the loss of key individuals or significant investment management personnel could reduce the attractiveness of our products to potential and current clients and could, therefore, adversely affect our revenues and profitability.

If our reputation is harmed, we could suffer losses in our business, revenues and net income.

Our business depends on earning and maintaining the trust and confidence of clients, regulators and other market participants, and our good reputation is critical to our business. Our reputation is vulnerable to many threats that can be difficult or impossible to control, and costly or impossible to remediate. Regulatory inquiries, investigations or findings of wrongdoing, material errors in public reports, employee dishonesty or other misconduct and rumors, among other things, can substantially damage our reputation, even if they are baseless or eventually satisfactorily addressed. Further, our business requires us to continuously manage actual and potential conflicts of interest, including situations where our services to a particular client conflict, or are perceived to conflict, with the interests of another client or those of Invesco. The willingness of clients to enter into transactions in which such a conflict might arise may be affected, if we fail - or appear to fail - to deal appropriately with conflicts of interest. In addition, potential or perceived conflicts could give rise to litigation or regulatory enforcement actions.

We have procedures and controls that are designed to address and manage these risks, but this task can be complex and difficult, and if our procedures and controls fail, our reputation could be damaged. Any damage to our reputation could impede our ability to attract and retain clients and key personnel, and lead to a reduction in the amount of our assets under management, any of which could have a material adverse effect on our results of operations, financial condition or liquidity.

Failure to comply with client contractual requirements and/or investment guidelines could result in damage awards against us and loss of revenues due to client terminations.

Many of the investment management agreements under which we manage assets or provide products or services specify investment guidelines or contractual requirements that Invesco is required to observe in the provision of its services. A failure to comply with these guidelines or contractual requirements could result in damage to our reputation or in our clients seeking to recover losses, withdrawing their assets or terminating their contracts, any of which could cause our revenues and net income to decline. We maintain various compliance procedures and other controls to prevent, detect and correct such errors. When an error is detected, we typically will make a payment into the applicable client account to correct it. Significant errors could impact our results of operations.

Competitive pressures may force us to reduce the fees we charge to clients, increase commissions paid to our financial intermediaries or provide more support to those intermediaries, all of which could reduce our profitability.

The investment management business is highly competitive, and we compete based on a variety of factors, including investment performance, the range of products offered, brand recognition, business reputation, financial strength, stability and continuity of client and intermediary relationships, quality of service, level of fees charged for services and the level of compensation paid and distribution support offered to financial intermediaries. We continue to face market pressures regarding fee levels in certain products.

We face strong competition in every market in which we operate. Our competitors include a large number of investment management firms, commercial banks, investment banks, broker-dealers, hedge funds, insurance companies and other financial institutions. Some of these institutions have greater capital and other resources, and offer more comprehensive lines of products and services, than we do. Our competitors seek to expand their market share in many of the products and services we offer. If these competitors are successful, our revenues and profitability could be adversely affected. In addition, there are relatively few barriers to entry by new investment management firms, and the successful efforts of new entrants into our various distribution channels around the world have also resulted in increased competition.

In recent years there have been several instances of industry consolidation, both in the area of distributors and manufacturers of investment products. Further consolidation may occur in these areas in the future. The increasing size and market influence of certain distributors of our products and of certain direct competitors may have a negative impact on our ability to compete at the same levels of profitability in the future, should we find ourselves unable to maintain relevance in the markets in which we compete.

We may engage in strategic transactions that could create risks.

As part of our business strategy, we regularly review, and from time to time have discussions with respect to, potential strategic transactions, including potential acquisitions, dispositions, consolidations, joint ventures or similar transactions, some of which may be material. There can be no assurance that we will find suitable candidates for strategic transactions at acceptable prices, have sufficient capital resources to pursue such transactions, be successful in negotiating the required agreements, or successfully close transactions after signing such agreements.

Acquisitions also pose the risk that any business we acquire may lose customers or employees or could underperform relative to expectations. We could also experience financial or other setbacks if pending transactions encounter unanticipated problems, including problems related to closing or integration. Following the completion of an acquisition, we may have to rely on the seller to provide administrative and other support, including financial reporting and internal controls, to the acquired business for a period of time. There can be no assurance that such sellers will do so in a manner that is acceptable to us.

Our ability to access the capital markets in a timely manner should we seek to do so depends on a number of factors.

Our access to the capital markets depends significantly on our credit ratings. We have received credit ratings of A3/Stable and A-/Stable from Moody’s and Standard & Poor’s credit rating agencies, respectively, as of the date of this prospectus supplement. We believe that rating agency concerns include but are not limited to: the fact that our revenues are exposed to equity market volatility, and the potential impact from regulatory changes to the industry. Additionally, the rating agencies could decide to downgrade the entire investment management industry, based on their perspective of future growth and solvency. Material deterioration of these factors, and others defined by each rating agency, could result in downgrades to our credit ratings, thereby limiting our ability to generate additional financing. Our credit facility borrowing rates are tied to our credit ratings. Management believes that solid investment grade ratings are an important factor in winning and maintaining institutional business and strives to manage the company to maintain such ratings.

A reduction in our long term credit ratings could increase our borrowing costs, could limit our access to the capital markets, and may result in outflows thereby reducing AUM and revenues. Continued volatility in global finance markets may also affect our ability to access the capital markets should we seek to do so. If we are unable to access capital markets in a timely manner, our business could be adversely affected.

Our indebtedness could adversely affect our financial position or results of operations.

As of September 30, 2012, we had outstanding total debt of $1,285.1 million, excluding long-term debt of consolidated investment products, and total equity attributable to common shareholders of $8,156.0 million, excluding retained earnings appropriated for investors in consolidated investment products. In addition, as of September 30, 2012, after giving effect to this offering and the expected use of proceeds therefrom, we would have had approximately $             million of total debt, excluding long-term debt of consolidated investment products. The amount of indebtedness we carry could limit our ability to obtain additional financing for working capital, capital expenditures, acquisitions, debt service requirements or other purposes, increase our vulnerability to adverse economic and industry conditions, limit our flexibility in planning for, or reacting to, changes in our business or industry, and place us at a disadvantage in relation to our competitors. Any or all of the above factors could materially adversely affect our financial position or results of operations.

Our credit facility imposes restrictions on our ability to conduct business and, if amounts borrowed under it were subject to accelerated repayment, we might not have sufficient assets to repay such amounts in full.

Our credit facility requires us to maintain specified financial ratios, including maximum debt-to-earnings and minimum interest coverage ratios. This credit facility also contains customary affirmative operating covenants and negative covenants that, among other things, restrict certain of our subsidiaries’ ability to incur debt and restrict our ability to transfer assets, merge, make loans and other investments and create liens. The breach of any covenant (either due to our actions or due to a significant and prolonged market-driven decline in our operating results) would result in a default under the credit facility. In the event of any such default, lenders that are party to the credit facility could refuse to make further extensions of credit to us and require all amounts borrowed under the credit facility, together with accrued interest and other fees, to be immediately due and payable. If any indebtedness under the credit facility were subject to accelerated repayment, we might not have sufficient liquid assets to repay such indebtedness in full.

Changes in the distribution channels on which we depend could reduce our revenues and hinder our growth.

We sell a significant portion of our investment products through a variety of financial intermediaries, including major wire houses, regional broker-dealers, banks and financial planners in North America, and independent brokers and financial advisors, banks and financial organizations in Europe and Asia. Increasing competition for these distribution channels could cause our distribution costs to rise, which would lower our net revenues. Following the financial crisis, there has been consolidation of banks and broker-dealers, particularly in the U.S., and a limited amount of migration of brokers and financial advisors away from major banks to independent firms focused largely on providing advice. If these trends continue, our distribution costs could increase as a percentage of our revenues generated. Additionally, particularly outside of the U.S., certain of the intermediaries upon whom we rely to distribute our investment products also sell their own competing proprietary funds and investment products, which could limit the distribution of our products. Increasingly, investors, particularly in the institutional market, rely on external consultants and other unconflicted third parties for advice on the choice of investment manager. These consultants and third parties tend to exert a significant degree of influence and they may favor a competitor of Invesco as better meeting their particular client’s needs. There is no assurance that our investment products will be among their recommended choices in the future. If one of our major distributors were to cease operations, it could have a significant adverse effect on our revenues and profitability. Any failure to maintain strong business relationships with these distribution sources and the consultant community would impair our ability to sell our products, which in turn could have a negative effect on our revenues and profitability.

We could be subject to losses if we fail to properly safeguard confidential and sensitive information.

We maintain and transmit confidential information about our clients as well as proprietary information relating to our business operations as part of our regular operations. Our systems could be attacked by unauthorized users or corrupted by computer viruses or other malicious software code, or authorized persons could inadvertently or intentionally release confidential or proprietary information.

Such disclosure could, among other things, damage our reputation, allow competitors to access our proprietary business information, result in liability for failure to safeguard our clients’ data, result in the termination of contracts by our existing customers, subject us to regulatory action, or require material capital and operating expenditures to investigate and remediate the breach.

Our business is vulnerable to deficiencies and failures in support systems and customer service functions that could lead to breaches and errors, resulting in loss of customers or claims against us or our subsidiaries.

The ability to consistently and reliably obtain accurate securities pricing information, process client portfolio and fund shareholder transactions and provide reports and other customer service to fund shareholders and clients in other accounts managed by us is essential to our continuing success. In recent periods, illiquid markets for certain types of securities have required increased use of fair value pricing, which is dependent on certain subjective judgments that have the potential to be challenged. Any delays or inaccuracies in obtaining pricing information, processing such transactions or such reports, other breaches and errors, and any inadequacies in other customer service, could result in reimbursement obligations or other liabilities, or alienate customers and potentially give rise to claims against us. Our customer service capability, as well as our ability to obtain prompt and accurate securities pricing information and to process transactions and reports, is highly dependent on communications and information systems and on third-party vendors. These systems or vendors could suffer deficiencies, failures or interruptions due to various natural or man-made causes, and our back-up procedures and capabilities may not be adequate to avoid extended interruptions in operations. Certain of these processes involve a degree of manual input, and thus similar problems could occur from time to time due to human error.

If we are unable to successfully recover from a disaster or other business continuity problem, we could suffer material financial loss, loss of human capital, regulatory actions, reputational harm or legal liability.

If we were to experience a local or regional disaster or other business continuity problem, such as a pandemic or other natural or man-made disaster, our continued success will depend, in part, on the availability of our personnel, our office facilities and the proper functioning of our computer, telecommunication and other related systems and operations. In such an event, our operational size, the multiple locations from which we operate, and our existing back-up systems would provide us with an important advantage. Nevertheless, we could still experience near-term operational challenges with regard to particular areas of our operations, such as key executive officers or technology personnel. Further, as we strive to achieve cost savings by shifting certain business processes to lower-cost geographic locations such as India, the potential for particular types of natural or man-made disasters, political, economic or infrastructure instabilities, or other country- or region-specific business continuity risks increases. Although we seek to regularly assess and improve our existing business continuity plans, a major disaster, or one that affected certain important operating areas, or our inability to recover successfully should we experience a disaster or other business continuity problem, could materially interrupt our business operations and cause material financial loss, loss of human capital, regulatory actions, reputational harm or legal liability.

Since many of our subsidiary operations are located outside of the United States and have functional currencies other than the U.S. dollar, changes in the exchange rates to the U.S. dollar affect our reported financial results from one period to the next.

The largest component of our net assets, revenues and expenses, as well as our assets under management, is presently denominated in U.S. dollars. However, we have a large number of subsidiaries outside of the United States whose functional currencies are not the U.S. dollar. As a result, fluctuations in the exchange rates to the U.S. dollar affect our reported financial results from one period to the next. We do not actively manage our exposure to such effects. Consequently, significant strengthening of the U.S. dollar relative to the U.K. Pound Sterling, Euro, or Canadian dollar, among other currencies, could have a material negative impact on our reported financial results.

The carrying value of goodwill and other intangible assets on our balance sheet could become impaired, which would adversely affect our results of operations.

We have goodwill and indefinite-lived intangible assets on our balance sheet that are subject to annual impairment reviews. We also have definite-lived intangible assets on our balance sheet that are subject to impairment testing if indicators of impairment are identified. Goodwill and intangible assets totaled $7,039.9 million and $1,295.8 million, respectively, at September 30, 2012 (December 31, 2011: $6,907.9 million and $1,322.8 million, respectively). We may not realize the value of such assets. We perform impairment reviews of the book values of these assets on an annual basis or more frequently if impairment indicators are present. A variety of factors could cause such book values to become impaired. Should valuations be deemed to be impaired, a write-down of the related assets would occur, adversely affecting our results of operations for the period. See Part II, Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies—Goodwill” and “—Intangibles,” in Invesco Ltd.’s Annual Report on Form 10-K, which is incorporated by reference in this prospectus supplement, for additional details of the parent’s goodwill impairment analysis process.

Legislative and other measures that may be taken by U.S. and/or other governmental authorities could materially increase our tax burden or otherwise adversely affect our financial conditions, results of operations or cash flows.

Under current laws, as Invesco Ltd. is domiciled and tax resident in Bermuda, taxation in other jurisdictions is dependent upon the types and the extent of the activities of the company undertaken in those jurisdictions. There is a risk that changes in either the types of activities undertaken by the company or changes in tax rules relating to tax residency could subject the company and its shareholders to additional taxation.

We continue to assess the impact of various U.S. federal and state legislative proposals, and modifications to existing tax treaties between the United States and foreign countries, that could result in a material increase in our U.S. federal and state taxes. Proposals have been introduced in the U.S. Congress that, if ultimately enacted, could either limit treaty benefits on certain payments made by our U.S. subsidiaries to non-U.S. affiliates, treat the company as a U.S. corporation and thereby subject the earnings from
non-U.S. subsidiaries of the company to U.S. taxation, or both. We cannot predict the outcome of any specific legislative proposals. However, if such proposals were to be enacted, or if modifications were to be made to certain existing tax treaties, the consequences could have a materially adverse impact on the company, including increasing our tax burden, increasing costs of our tax compliance or otherwise adversely affecting our financial condition, results of operations or cash flows.

Examinations and audits by tax authorities could result in additional tax payments for prior periods.

Invesco Ltd. and its subsidiaries are subject to income taxes as well as non-income based taxes, in both the United States and various foreign jurisdictions and are subject to ongoing tax audits in various jurisdictions. The calculation of our tax liabilities involves dealing with uncertainties in the application of complex tax regulations in a multitude of jurisdictions across our global operations. Tax authorities may disagree with certain positions we have taken and assess additional taxes. We recognize potential liabilities and record tax liabilities for anticipated tax audit issues based on our estimate of whether, and the extent to which, additional income taxes will be due. We adjust these liabilities in light of changing facts and circumstances. Due to the complexity of some of these uncertainties, however, the ultimate resolution may result in a payment that is materially different from our current estimate of the tax liabilities.

Risks Relating to the Notes

We depend on subsidiaries to service our debt.

Our cash flow and our ability to service our debt, including the notes, is dependent upon the earnings of our subsidiaries. Our subsidiaries are separate and distinct legal entities. Except for the guarantors, the subsidiaries have no obligation to pay any amounts due under the notes or to provide us with funds for our payment obligations. Payment to us by our subsidiaries will also be contingent upon our subsidiaries’ earnings and other business considerations. The notes will be effectively subordinated to all indebtedness and other liabilities, including trade payables, of our subsidiaries which are not guarantors.

Not all of our subsidiaries will be guarantors under the indenture governing the notes. The notes are effectively subordinated to the indebtedness and other liabilities of our non-guarantor subsidiaries.

Not all of our subsidiaries will guarantee the notes. The notes will be guaranteed by all of the current and future subsidiaries of Invesco Ltd. that are borrowers or that guarantee borrowings under our existing credit facility. The notes are effectively subordinated to the outstanding indebtedness and other liabilities, including trade payables, of our non-guarantor subsidiaries. In the event of a bankruptcy, liquidation or reorganization of any of our non-guarantor subsidiaries, holders of their indebtedness and their trade creditors will generally be entitled to payment of their claims from the assets of those subsidiaries before any assets are made available for distribution to holders of the notes.

The subsidiary guarantors will be released from their guarantees of the notes if they are no longer borrowers or guarantors under our existing credit facility and our outstanding notes are repaid in full.

Any guarantee of the notes may be released without action by, or consent of, any holder of the notes or the trustee under the indenture governing the notes, if the related guarantor is no longer (or substantially simultaneously with such release will no longer be) a borrower or a guarantor of obligations under our existing credit facility and our outstanding notes are repaid in full. We expect that in 2013, the issuer, Invesco Finance PLC, will become the sole borrower under our existing credit facility and that all of the guarantees of our existing credit facility and the notes will be released, except that of Invesco Ltd. See “Description of the Notes—Guarantees.” Holders of the notes will not have a claim as a creditor against any subsidiary that is no longer a guarantor of the notes, and the indebtedness and other liabilities, including trade payables, of those subsidiaries will be effectively senior to claims of any holder of the notes.

United States federal and state statutes allow courts, under specific circumstances, to void guarantees and require note holders to return payments received from guarantors. As a result, the guarantees from our subsidiaries may not be enforceable.

Under U.S. federal bankruptcy law and comparable provisions of state fraudulent transfer laws, a guarantee could be voided, or claims in respect of a guarantee could be subordinated to all other debts of that guarantor, if, among other things, the guarantor, at the time it incurred the indebtedness evidenced by its guarantee received less than reasonably equivalent value or fair consideration for the incurrence of such guarantee and either:

•	was insolvent or rendered insolvent by reason of such incurrence;

•	was engaged in a business or transaction for which the guarantor’s remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay as they mature.

In addition, any payment by that guarantor pursuant to its guarantee could be voided and required to be returned to the guarantor, or to a fund for the benefit of the creditors of the guarantor.

The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer occurred.

On the basis of historical financial information, recent operating history and other factors, including limitations contained in the guarantees, we believe that each guarantor, after giving effect to its guarantee of these notes, will not be insolvent, will not have unreasonably small capital for the business in which it is engaged and will not have incurred debts beyond its ability to pay as they mature. There can be no assurance, however, as to what standard a court would apply in making such determinations or that a court would agree with our conclusions in this regard.

There is no public market for the notes.

We can give no assurances concerning the liquidity of any market that may develop for the notes offered hereby, the ability of any investor to sell the notes, or the price at which investors would be able to sell them. If a market for the notes does not develop, investors may be unable to resell the notes for an extended period of time, if at all. If a market for the notes does develop, it may not continue or it may not be sufficiently liquid to allow holders to resell any of the notes. Consequently, investors may not be able to liquidate their investment readily, and lenders may not readily accept the notes as collateral for loans.

USE OF PROCEEDS

We estimate that the net proceeds from this offering will be approximately $         million after deducting underwriting discounts and our estimated expenses related to this offering. We intend to use the net proceeds from this offering to (i) repay all or a portion of the amounts currently drawn on our existing credit facility (approximately $754.5 million as of September 30, 2012), and (ii) purchase, redeem or otherwise retire all of the outstanding principal amount of the 5.375% Senior Notes due February 27, 2013 (approximately $333.5 million as of September 30, 2012) and the 5.375% Senior Notes due December 15, 2014 (approximately $197.1 million as of September 30, 2012). We intend to use any remaining net proceeds of this offering for general corporate purposes. Borrowings under our existing credit facility bear interest at a weighted average interest rate of 1.395% as of September 30, 2012 and mature on June 3, 2016. See “Capitalization” and “Our Credit Facility” in this prospectus supplement.

CAPITALIZATION

The following table sets forth our actual historical condensed consolidated capitalization as of September 30, 2012, as adjusted to give effect to the completion of this offering of notes and the application of the estimated net proceeds from this offering as described in “Use of Proceeds.” You should read this table in conjunction with our condensed consolidated financial statements and the accompanying notes in our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2012, incorporated by reference in this prospectus supplement and the accompanying prospectus. Except as described below, no material change has occurred in our total capitalization since September 30, 2012.

	At September 30, 2012
	Actual	As Adjusted
	($ in millions, except share data)
Cash and cash equivalents (1)	$880.1	$

Total Debt:
Credit Facility	$754.5	$
5.375% Senior Notes due 2013	333.5		—
5.375% Senior Notes due 2014	197.1		—
Notes offered hereby	—

Total debt (1)	1,285.1

Equity attributable to common shareholders:
Common shares ($0.20 par value; 1,050.0 million authorized; 490.4 million shares issued as of September 30, 2012)	98.1		98.1
Additional paid-in-capital	6,122.6		6,122.6
Treasury shares	(1,323.0)		(1,323.0)
Retained earnings	2,720.1		2,720.1
Retained earnings appropriated for investors in consolidated investment products	159.1		159.1
Accumulated other comprehensive loss, net of tax	538.2		538.2

Total equity attributable to common shareholders	8,315.1		8,315.1
Less: retained earnings appropriated for investors in consolidated investment products	(159.1)		(159.1)

Total equity attributable to common shareholders excluding equity appropriated for investors in consolidated investment products	8,156.0		8,156.0

Total capitalization	$9,441.1	$

(1)	Excludes balances of consolidated investment products.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our consolidated ratios of earnings to fixed charges for the periods presented:

	Nine Months Ended September 30, 2012	Year Ended December 31,
		2011	2010	2009	2008	2007
Ratio of earnings to fixed charges (1)	14.21	13.46	9.50	6.78	8.51	11.88

Pro forma ratio of earnings to fixed charges (2)

(1)	In computing the ratio of earnings to fixed charges: (i) earnings have been based on income from continuing operations before income taxes, fixed charges (exclusive of interest capitalized and interest of consolidated investment products), and distributed income of equity investees and (ii) fixed charges consist of interest and amortization of debt discounts and fees expense (including amounts capitalized) and the estimated interest portion of rents.

(2)	The pro forma ratio of earnings to fixed charges reflects the pro forma effects on earnings and fixed charges, as defined in footnote (1) above, depicting the application of the use of proceeds and the estimated impact of incremental interest expense attributable to this offering. See “Use of Proceeds” and “Capitalization.”

DESCRIPTION OF THE NOTES

The following description of the particular terms of the     % Senior Notes due 2022 supplements and, to the extent inconsistent with, replaces the description of the general terms and provisions of the debt securities set forth in the accompanying prospectus.

We will issue the notes under a base indenture among us, the guarantors named therein, and The Bank of New York Mellon, as trustee, and a supplemental indenture among us, the guarantors and the trustee. Throughout this prospectus supplement we refer to both the base indenture and the supplemental indenture together as the indenture. The terms of the notes include those set forth in the indenture and those made a part of the indenture by reference to the Trust Indenture Act of 1939, as amended.

The following description of certain provisions of the notes and of the indenture is a summary and is subject to, and qualified in its entirety by reference to, the accompanying prospectus and the indenture. Not all of the defined terms used in this prospectus supplement are defined here, and you should refer to the accompanying prospectus or indenture for the definition of such terms. References, in this section only, to “we,” “our” and “us” may refer to Invesco Finance PLC, exclusive of its subsidiaries, and its indirect parent, Invesco Ltd., unless otherwise specified.

General

We will issue the notes in an initial aggregate principal amount of $         million. The notes will be issued as a series of debt securities under the “senior indenture” filed as an exhibit to the registration statement of which this prospectus supplement forms a part. We may, from time to time, without the consent of the holders of the notes, issue additional notes under the indenture having the same ranking, redemption rights, interest rate, maturity date and other terms as the notes. Any such additional notes, together with the notes, will constitute a single series of notes under the indenture. We may also, from time to time, without the consent of the holders of the notes, issue other debt securities under the indenture in addition to the notes.

Principal of and interest on the notes will be payable, and the notes will be transferable, at an office or agency of ours maintained for that purpose in the Borough of Manhattan, the City of New York, New York. The trustee will initially be our registrar and paying agent in New York, New York.

We intend to list the notes for trading on the New York Stock Exchange. Should the listing application fail, we will undertake to ensure that the notes are listed on a ‘recognised stock exchange’ within the meaning of section 1005 of the U.K. Income Tax Act 2007.

The notes will be issued without coupons, in denominations of $2,000 and integral multiples of $1,000 in excess thereof. No service charge will be made for any registration of transfer or exchange of the notes, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with such transfer or exchange of notes. Payments of principal and interest will be paid in U.S. dollars.

The indenture does not prevent us from purchasing any outstanding notes. In the event we purchase notes, such notes will be disregarded for certain voting purposes consistent with the terms of the indenture.

Maturity, Interest and Principal Payments

The notes will mature on                     , 2022. Interest will accrue from the issue date of the notes or the most recent interest payment date at a rate equal to     % per year. Interest will be payable in cash semi-annually in arrears on                      and                      of each year, beginning on                     , 2013, to holders of record on the                      and                      preceding each interest payment date. Interest will be computed on the basis of a 360 day year comprised of twelve 30-day months.

If any interest payment date, date of redemption or the maturity date of the notes is not a business day, then payment of principal and interest will be made on the next succeeding business day. No interest will accrue on the amount so payable for the period from such interest payment date, redemption date or maturity date, as the case may be, to the date payment is made. “Business day” means each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in New York, New York or London, England are authorized or obligated by law or executive order to close.

Ranking

The notes will be our senior unsecured obligations and will rank equally with our existing and future senior unsecured indebtedness. The notes will not be secured by any of our property or assets.

The guarantees will be senior unsecured obligations of the guarantors and will rank equally with all of the guarantors’ existing and future senior unsecured indebtedness. The guarantees will not be secured by any of the property or assets of the guarantors.

We and the guarantors had a total of approximately $1,285.1 million of senior unsecured indebtedness outstanding as of September 30, 2012. The notes will initially rank equally with all of such indebtedness.

The notes will be structurally subordinated to all indebtedness and other liabilities of Invesco Ltd.’s subsidiaries which are not guarantors.

Guarantees

The guarantors of the notes will initially be (1) our parent company, Invesco Ltd., a public limited company organized under the laws of Bermuda (“Parent”), (2) Invesco Finance, Inc., IVZ, Inc., Invesco Management Group Inc., Invesco Advisers, Inc., and Invesco North American Holdings, Inc., all of which are direct or indirect wholly-owned U.S. subsidiaries of Parent, and (3) Invesco Holding Company Limited, a limited company incorporated under the laws of England and Wales, which is a direct wholly-owned subsidiary of Parent. Following completion of this offering, if any of Parent’s subsidiaries is a borrower or guarantor under the Amended and Restated Credit Agreement, dated as of June 3, 2011 (the “Credit Agreement”), among Invesco Holding Company Limited, IVZ, Inc., Invesco Finance PLC and Invesco Finance, Inc., as Borrowers, and the other parties thereto, as such facility may be amended, restated, or replaced from time to time, such subsidiaries will be required under the indenture to guarantee the notes, subject to applicable law, provided, however, that all guarantees of the notes (other than the guarantee by Parent) will be automatically released upon the occurrence of a Guarantee Release Event (as defined below).

The guarantors will, jointly and severally, unconditionally and irrevocably guarantee the payment of all principal and interest on the notes. In general, the guarantees provide that if we fail to pay any principal of or interest on the notes when due and payable, the guarantors will, without any action by the trustee or any holder of the notes, pay the amount of principal and interest then due with respect to the notes. The guarantees will not require the holders of the notes to take any action or institute any proceeding against us in order to demand or receive payments under the guarantees. Although upon making any such payment, the guarantors will be subrogated to the rights of the holders of the notes against us for any payment of interest and principal we fail to make, the guarantors will not be entitled to make a claim against us with respect to those rights until the notes have been paid in full.

All of the guarantees of the guarantors will automatically and unconditionally be released and discharged, other than the guarantee by Parent, when all of the following have occurred (collectively, a “Guarantee Release Event”): (1) all of the guarantors (other than the Parent) have been released as (or substantially simultaneously with such release will no longer be) borrowers or guarantors under the Credit Agreement, (2) Invesco Holding Company Limited’s unsecured 5.375% Senior Notes due February 27, 2013 are repaid in full, and (3) Invesco Holding Company Limited’s unsecured 5.375% Senior Notes due December 14, 2014 are repaid in full.

Following the occurrence of a Guarantee Release Event, only the Parent will be required to guarantee the notes.

Optional Redemption

We may redeem some or all of the notes at any time. If we choose to redeem any notes prior to maturity, we will pay a redemption price equal to the greater of the following amounts, plus, in each case, accrued and unpaid interest to the redemption date:

•	100% of the principal amount of the notes to be redeemed, or

•

the sum of the present values of the remaining scheduled payments of principal and interest (exclusive of interest accrued to the date of redemption) on the notes to be redeemed, discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) using the applicable treasury rate plus          basis points.

If we choose to redeem any notes, we will deliver a notice of redemption to holders of such notes not less than 30 nor more than 60 days before the redemption date. In addition, so long as the notes are listed on the New York Stock Exchange (or such other exchange as meets the definition of a ‘recognised stock exchange’ within the meaning of section 1005 of the U.K. Income Tax Act 2007), to the extent required by that exchange, we will give notice to that exchange and publicize such redemption in accordance with any such requirements of that exchange. If we are redeeming less than all of the notes, the particular notes to be redeemed will be selected in accordance with the applicable procedures of the depositary; provided, however, that no such partial redemption shall reduce the portion of the principal amount of a note not redeemed to less than $2,000. Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the notes or portions of the notes called for redemption.

For purposes of calculating the redemption price in connection with the redemption of the notes on any redemption date, the following terms have the meanings set forth below:

“Treasury rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield-to-maturity of the comparable treasury issue (computed as of the third business day immediately preceding the redemption), assuming a price for the comparable treasury issue (expressed as a percentage of its principal amount) equal to the comparable treasury price for such redemption date.

“Comparable treasury issue” means the United States Treasury security selected by the reference treasury dealer as having a maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financing practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes.

“Comparable treasury price” means (1) the average of the remaining reference treasury dealer quotations for the redemption date, after excluding the highest and lowest reference treasury dealer quotations, or (2) if the quotation agent obtains fewer than four such reference treasury dealer quotations, the average of all such quotations.

“Quotation agent” means a reference treasury dealer selected by us.

“Reference treasury dealer” means each of Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc., Morgan Stanley & Co. Incorporated or their affiliates which are primary U.S. government securities dealers and their respective successors; provided, however, that if any of the foregoing or their affiliates shall cease to be a primary U.S. government securities dealer in the United States (a “Primary Treasury Dealer”), we shall select another Primary Treasury Dealer.

“Reference treasury dealer quotations” means, with respect to each reference treasury dealer and any redemption date, the average, as determined by the quotation agent, of the bid and asked prices for the comparable treasury issue (expressed in each case as a percentage of its principal amount) quoted in writing to the quotation agent by such reference treasury dealer at 3:30 p.m. New York time on the third business day preceding such redemption date.

All determinations made by any reference treasury dealer with respect to determining the redemption price will be final and binding absent manifest error.

Payment of Additional Amounts

All payments made by us and the guarantors under or with respect to the notes and the guarantees will be made free and clear of and without withholding or deduction for, or on account of, any present or future taxes, duties, assessments, levies, imposts or other governmental charges of similar nature (including penalties, interest and other liabilities related thereto) (collectively “Taxes”), unless the withholding or deduction of such Taxes is then required by law or the interpretation or administration thereof. In the event that any withholding or deduction for, or on account of, any Taxes imposed or levied by or on behalf of (1) the U.K. or any other jurisdiction in which we or any of the guarantors are organized or incorporated, engaged in business, resident for tax purposes or generally subject to tax on a net income basis, or any political subdivision or any taxing authority thereof or situated therein or (2) any jurisdiction from or through which any payment is made by or on behalf of us or any of the guarantors (including, without limitation, the jurisdiction of any paying agent) or any political subdivision or any taxing authority thereof or situated therein (each a “Tax Jurisdiction”) is at any time so required to be made from any payments made by us or any of the guarantors under or with respect to the notes or the guarantees, we will pay such additional amounts (“Additional Amounts”) that are necessary in order that the net amounts received in respect of such payments by each holder of the notes (after such deduction or withholding of such Taxes, including any deduction or withholding of such Taxes with respect to such Additional Amounts) shall equal the respective amounts which would have been received in respect of such payments had no such withholding or deduction of such Taxes been so required.

Our obligation to pay Additional Amounts will not apply to:

•	any Taxes:

(1)	to the extent that such Taxes would not have been so imposed but for the existence of any present or former connection between the holder or beneficial owner of the notes and the Tax Jurisdiction imposing such Taxes, other than solely resulting from the mere acquisition, holding, ownership, or disposition of the notes, the enforcement of, or exercise of rights under, the notes, the indenture or the guarantees, and/or receipt of payment in respect of the notes;

(2)	to the extent such Taxes would not have been so imposed but for the failure of the holder or beneficial owner of the notes to comply with any reasonable request made by us in writing to such holder or beneficial owner at least 90 days before any withholding or deduction of such Taxes would be so required) to make a timely and valid declaration or similar claim for exemption from such Taxes or to comply with applicable certification, identification, information or other reporting requirements concerning such holder’s or beneficial owner’s identity, nationality, residence, place of establishment or connection with the Tax Jurisdiction imposing such Taxes or to make any other declaration or similar claim or otherwise satisfy any information reporting requirements, in each case, which is imposed by statute, treaty, regulation or administrative practice of such Tax Jurisdiction as a precondition to an applicable exemption from, or reduction in the rate of deduction or withholding of, such Taxes, but in each case, only to the extent such holder or beneficial owner is legally entitled to make such declaration or claim or to comply with such requirements;

(3)	to the extent such Taxes were imposed as a result of presentation of a note for payment (where presentation is required) by or on behalf of a holder of notes that would have been able to avoid such withholding or deduction by presenting such note to another paying agent in another member state of the European Union; or

(4)	to the extent such Taxes were imposed as a result of presentation of a note for payment (where presentation is required) more than 30 days after the relevant payment is first made available for payment to the holder of such note, except to the extent that such holder would have been entitled to Additional Amounts had the note been presented for payment on the last day of such 30-day period;

•	except as otherwise provided below, any estate, inheritance, gift, sales, transfer, personal property or similar Taxes;

•

any Taxes which are imposed on a payment to any holder and is required to be made pursuant to European Council Directive 2003/48/EC or any law complying with, or introduced in order to conform to, such Directive;

•	any Taxes payable otherwise than by deduction or withholding from payments under, or with respect to, the notes; or

•	any combination of the items listed in the preceding four bullets.

In addition to the foregoing, we and the guarantors will also pay and indemnify holders and beneficial owners of the notes for any present or future stamp, issue, registration, transfer, court or documentary taxes, or any other excise or property taxes, charges or similar levies or Taxes (including penalties, interest and other liabilities related thereto) which are levied by any jurisdiction on the execution, delivery, issuance, or registration of any of the notes, the indenture, the guarantees or any other document or instrument referred to therein, or the receipt of any payments with respect to, or the enforcement of, the notes, the indenture or the guarantees (such sum being recoverable from us as a liquidated sum payable as a debt).

If we or the guarantors become aware that we or any guarantor will be obligated to pay Additional Amounts with respect to any payment under or with respect to the notes or any guarantee, we will deliver to the trustee on a date which is at least 30 days prior to the date of that payment (unless the obligation to pay Additional Amounts arises after the 30th day prior to that payment date, in which case we shall notify the trustee promptly thereafter) notice stating the fact that Additional Amounts will be payable and the amount estimated to be so payable. The notice must also set forth any other information reasonably necessary to enable the paying agent to pay Additional Amounts to holders on the relevant payment date. We will provide the trustee with documentation reasonably satisfactory to the trustee evidencing the payment of Additional Amounts.

We and the guarantors will make all withholdings and deductions of Taxes (within the time period and in the minimum amount) so required and will remit the full amount deducted or withheld to the relevant tax authority in accordance with applicable law. We and the guarantors will use our reasonable efforts to obtain tax receipts from each tax authority evidencing the payment of any Taxes so deducted or withheld. We will furnish to the trustee (or to a holder upon request), within a reasonable time after the date the payment of any Taxes so deducted or withheld is made, certified copies of tax receipts evidencing payment of such Taxes by us or any guarantor, or if, notwithstanding our or such guarantor’s efforts to obtain receipts, receipts are not obtained, other evidence of payment of such Taxes (reasonably satisfactory to trustee) by us or such guarantor.

Whenever in this “Description of the Notes” or in the indenture we refer any context to the payment of principal of, interest on, or any other amount payable on, any note or the net proceeds received on the sale or exchange of any note, such reference includes the payment of Additional Amounts provided for in the indenture to the extent that, in such context, Additional Amounts are, were, or would be payable pursuant to the indenture.

The above obligations described under this heading “—Additional Amounts” will survive any termination, defeasance or discharge of the indenture and will apply, mutatis mutandis, to any jurisdiction in which any successor person to us or any guarantor is incorporated or organized, engaged in business, resident for tax purposes or generally subject to tax on a net income basis, or any political subdivision or any taxing authority thereof or situated therein or any jurisdiction from or through any payment under or with respect to the notes or any guarantee is made by or on behalf of such person (including, without limitation, the jurisdiction of any paying agent) or any political subdivision or any taxing authority thereof or situated therein.

Redemption for Tax Reasons

If, as the result of any change in or amendment to the laws, regulations or published tax rulings of a Tax Jurisdiction, or any change in or amendment to the official application, administration or interpretation of these laws, regulations or published tax rulings, which change or amendment was not announced before, and becomes effective on or after, the date of this prospectus (or, in the case of any change in or amendment to the laws, regulations or published tax rulings of any jurisdiction that becomes a Tax Jurisdiction after the date of this prospectus, which change or amendment was not announced before, and becomes effective on or after, the date such jurisdiction becomes a Tax Jurisdiction), we determine in good faith that we must pay any Additional Amounts which are more than a de minimis amount and that such obligation cannot be avoided by the use of reasonable measures available to us or any of the guarantors, then we may, at our option, redeem all, but not less than all, of the notes at a redemption price equal to 100% of the principal amount of the notes plus accrued and unpaid interest and any Additional Amounts to, but excluding, the redemption date.

If we choose to redeem the notes, we will deliver a notice of redemption to holders of the notes not less than 30 but no more than 60 days before the redemption date (which notice will be irrevocable). In addition, as long as the notes are listed on the New York Stock Exchange (or such other exchange as meets the definition of a ‘recognised stock exchange’ within the meaning of section 1005 of the U.K. Income Tax Act 2007), to the extent required by that exchange, we will give notice to that exchange and publicize such redemption in accordance with any such requirements of that exchange. Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the notes or portion of the notes called for redemption. Immediately prior to the mailing of any notice of redemption described above, we will deliver to the trustee (i) a certificate stating that we are entitled to elect to effect such redemption and setting forth a statement of facts showing that the conditions precedent to our right so to elect to redeem have occurred and (ii) an opinion of counsel (as specified in the indenture) qualified under the laws of the relevant Taxing Jurisdiction to the effect that we must pay Additional Amounts as a result of such amendment or change and that such obligation cannot be avoided by the use of reasonable measures available to us or any of the guarantors.

Governing Law and Service of Process

The indenture and the notes are governed by the laws of the State of New York. We have appointed CT Corporation System as our authorized agent upon whom process may be served in any action or proceeding arising out of or based upon the indenture or the notes which may be instituted in any federal or state court having subject matter jurisdiction in the City of New York, New York. We have irrevocably submitted to the jurisdiction of such courts in any such action or proceeding.

Book-Entry System; Delivery and Form

The notes will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of, The Depository Trust Company, New York, New York, which we refer to as the DTC, and registered in the name of Cede & Co., DTC’s nominee. Except in the limited circumstances that the notes might have been certificated as described below, we will not issue notes in certificated form. Beneficial interests in the global securities will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may elect to hold interests in the global securities through either DTC in the United States, or Clearstream Banking, S.A. or Euroclear Bank S.A./N.V., as operator of the Euroclear System in Europe, referred to as Clearstream and Euroclear, if they are participants of those systems, or, indirectly, through organizations that are participants in those systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their respective depositories, which in turn will hold such interests in customers’ securities accounts in the depositories’ names on the books of DTC. Beneficial interests in the global securities will be held in denominations of $2,000 and integral multiples of $1,000 thereof. Except as set forth below, the global securities may be transferred, in whole but not in part, only to another nominee of DTC or to a successor to DTC or its nominee.

DTC, the world’s largest depository, is a limited-purpose trust company organized under the New York Banking Law, a banking organization within the meaning of the New York Banking Law, a member of the Federal Reserve System, a clearing corporation within the meaning of the New York Uniform Commercial Code, and a clearing agency registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds and provides asset servicing for issues of U.S. and non-U.S. equity issues, corporate and municipal debt issues, and money market instruments that DTC’s participants, which we refer to as direct participants, deposit with DTC. DTC also facilitates the post-trade settlement among direct participants of sales and other securities transactions in deposited securities through electronic computerized book-entry transfers and pledges between direct participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. Access to the DTC system also is available to others, such as U.S. and non-U.S. securities brokers and dealers, banks, trust companies, and clearing corporations, that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. We refer to those entities as indirect participants.

Purchases of notes under the DTC system must be made by or through direct participants, who receive a credit for the notes on DTC’s records. The ownership interest of each actual purchaser of each note, who we refer to as a beneficial owner, is in turn recorded on the direct and indirect participants’ records. Beneficial owners will not receive written confirmation from DTC of their purchase. Beneficial owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participants through which the beneficial owner entered into the transaction. Transfers of ownership interests in the notes will be accomplished by entries made on the books of direct and indirect participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the notes, except in the event that use of the book-entry system for the notes is discontinued.

To facilitate subsequent transfers, all notes deposited by direct participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of notes with DTC and their registration in the name of Cede & Co. or another DTC nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the notes. DTC’s records reflect only the identity of the direct participants to whose accounts the notes are credited, which may or may not be the beneficial owners. The direct and indirect participants remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Redemption notices will be sent to DTC. If less than all of the notes are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participant in the notes to be redeemed.

Neither DTC, Cede & Co. nor any other DTC nominee will consent or vote with respect to the notes unless authorized by a direct participant in accordance with DTC’s procedures. Under its usual procedures, DTC mails an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts notes are credited on the record date.

Redemption proceeds, distributions and interest payments on the notes will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit direct participants’ accounts upon DTC’s receipt of funds and corresponding detail information from us or the exchange agent on the payable date in accordance with their respective holdings shown on DTC’s records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in street name, and will be the responsibility of such participant and not of DTC or its nominee, us, the trustee or the exchange agent, subject to any statutory or regulatory requirements in effect from time to time. Payment of redemption proceeds, distributions, and dividend payments to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC, is the responsibility of us or the exchange agent. Disbursement of such payments to direct participants will be the responsibility of DTC, and disbursement of such payments to the beneficial owners will be the responsibility of direct and indirect participants.

DTC may discontinue providing its services as depository with respect to the notes at any time by giving reasonable notice to us or the exchange agent. Under such circumstances, in the event that a successor depository is not obtained, certificates representing the affected notes are required to be printed and delivered. In addition, we may decide to discontinue use of the system of book-entry transfers through DTC or a successor securities depository with respect to the notes. In that event, certificates representing the notes will be printed and delivered. In the event that individual certificates are issued, holders of the notes will be able to receive payments, including principal and interest on the notes, and effect transfer of the notes at the offices of our paying and transfer agent.

Like DTC, Euroclear and Clearstream hold securities for participating organizations. They also facilitate the clearance and settlement of securities transactions between their respective participants through electronic book-entry changes in the accounts of such participants. Euroclear and Clearstream provide various services to their participants, including the safekeeping, administration, clearance, settlement, lending and borrowing of internationally traded securities. Euroclear and Clearstream interface with domestic securities markets. Euroclear and Clearstream participants are financial institutions such as underwriters, securities brokers and dealers, banks, trust companies and certain other organizations. Indirect access to Euroclear and Clearstream is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Euroclear and Clearstream participant, either directly or indirectly.

Distributions with respect to notes held beneficially through Euroclear or Clearstream will be credited to the cash accounts of participants in Euroclear or Clearstream, as the case may be, in accordance with their respective procedures, to the extent received by the common depositary for Euroclear or Clearstream.

The information in this section concerning DTC, Euroclear and Clearstream have been obtained from sources that we believe to be reliable, but neither we nor the trustee take any responsibility for the accuracy of the information.

Global Clearance and Settlement Procedures

Initial settlement for the notes will be made in immediately available funds. Secondary market trading between participants will occur in the ordinary way in accordance with DTC’s rules and will be settled in immediately available funds using DTC’s Same-Day Funds Settlement System. Secondary market trading between Clearstream participants and Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

Cross-market transfers between persons holding directly or indirectly through DTC on the one hand, and directly or indirectly through Clearstream or Euroclear participants, on the other, will be effected within DTC in accordance with DTC’s rules on behalf of the relevant European international clearing system by its U.S. depository; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the participant in such system in accordance with its rules and procedures and within its established deadlines. The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. depository to take action to effect final settlement on its behalf by delivering or receiving notes in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream participants and Euroclear participants may not deliver instructions directly to their respective U.S. depositories. Because of time-zone differences, credits of notes received in Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits, or any transactions in the notes settled during such processing, will be reported to the relevant Euroclear participants or Clearstream participants on that business day. Cash received in Clearstream or Euroclear as a result of sales of notes by or through a Clearstream participant or a Euroclear participant to a DTC participant will be received with value on the business day of settlement in DTC but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following DTC settlement in DTC.

Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of securities among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and they may discontinue the procedures at any time.

OUR CREDIT FACILITY

On June 3, 2011, Invesco Ltd., its direct subsidiary Invesco Holding Company Limited (“IHCL”), and its indirect subsidiaries Invesco Finance PLC (formerly Invesco Finance Limited) (“UK Finance”), Invesco Finance, Inc. (“US Finance”) and IVZ, Inc. (“IVZ”; together with IHCL, UK Finance, US Finance, collectively, the “Borrowers”) entered into a five-year unsecured $1.25 billion amended and restated credit agreement (the “Credit Agreement”) with a syndicate of banks, financial institutions and other institutional lenders named therein, including Bank of America, N.A., as administrative agent. The obligations of the Borrowers under the Credit Agreement are guaranteed by Invesco Ltd. and certain of its subsidiaries (collectively, the “Guarantors”). Under certain conditions, the Guarantors (other than Invesco Ltd.) may be released from their guarantee obligations in respect of the Credit Agreement and certain Borrowers may be released from their obligations as Borrowers under the Credit Agreement. We expect that in 2013, UK Finance will become the sole borrower under the Credit Agreement, and all of the guarantees will be released, except that of Invesco Ltd.

Amounts borrowed under the Credit Agreement are repayable at maturity on June 3, 2016. The proceeds of the Credit Agreement are to be used for working capital, capital expenditures and other lawful purposes, which includes providing liquidity support for commercial paper issued by the Borrowers, financing acquisitions and repurchasing equity and debt of Invesco Ltd. and its subsidiaries on certain conditions set forth in the Credit Agreement. Under certain conditions, the Borrowers may elect to increase the aggregate principal amount of commitments under the Credit Agreement to a maximum amount of $1.50 billion. None of the lenders under the Credit Agreement are obligated to provide such additional commitments to the Borrowers. Borrowings under the Credit Agreement may be prepaid at any time with no penalties or prepayment fees.

Borrowings under the Credit Agreement bear interest at (i) LIBOR for specified interest periods or (ii) a floating base rate (based upon the highest of (a) the Bank of America prime rate, (b) the Federal Funds rate plus 0.50% and (c) LIBOR for an interest period of one month plus 1.00%), plus, in either case, an applicable margin determined with reference to available credit ratings of the Borrowers. Based on the current credit rating of IHCL, the applicable margin for LIBOR-based loans would be 1.10% and for base rate loans would be 0.10%. In addition, the Borrowers are required to pay the lenders a facility fee on the aggregate commitments of the lenders (whether or not used) at a rate per annum which is based on available credit ratings of the Borrowers. Based on the current credit rating of IHCL, the facility fee would be equal to 0.15%.

The Credit Agreement contains customary restrictive covenants on Invesco Ltd. and its subsidiaries. Restrictive covenants in the Credit Agreement include prohibitions on creating, incurring or assuming liens; entering into merger arrangements; selling, leasing, transferring or otherwise disposing of assets; making a material change in the nature of the business; making a significant accounting policy change in certain situations; entering into transactions with affiliates; and incurring indebtedness through the non-guarantor subsidiaries. Many of these restrictions are subject, however, to certain minimum thresholds and exceptions. Financial covenants under the Credit Agreement include (i) the quarterly maintenance of a debt/EBITDA ratio, as defined in the Credit Agreement, of not greater than 3.25:1.00 through June 30, 2014 and not greater than 3.00:1.00 thereafter and (ii) a coverage ratio (EBITDA, as defined in the Credit Agreement/interest payable for the four consecutive fiscal quarters ended before the date of determination) of not less than 4.00:1.00.

The Credit Agreement contains customary provisions regarding events of default which could result in an acceleration or increase in amounts due, including (subject to certain materiality thresholds and grace periods) payment default, failure to comply with covenants, material inaccuracy of representation or warranty, bankruptcy or insolvency proceedings, change of control, certain judgments, ERISA matters, cross-default to other debt agreements, governmental action prohibiting or restricting Invesco Ltd. or its subsidiaries in a manner that has a material adverse effect and failure of certain guaranty obligations.

The foregoing description of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the Credit Agreement, which was filed as an exhibit to the Company’s Quarterly

Report on Form 10-Q for the second quarter of 2011. The Credit Agreement was filed in order to provide investors with information regarding its terms. Except for its status as a contractual document that establishes and governs the legal relations among the parties thereto with respect to the transaction described in our Current Report on Form 8-K, as filed with the Commission on June 7, 2011, the Credit Agreement is not intended to be a source of factual, business or operational information about the parties. Investors are not third-party beneficiaries under the Credit Agreement and should not rely on the representations, warranties and covenants, or any descriptions thereof, as characterizations of the actual state of facts or condition of the parties or any of their affiliates.

TAX CONSIDERATIONS

United States Federal Income Tax Consequences

The following is a general discussion of certain U.S. federal income tax consequences of the ownership and disposition of the notes offered and sold pursuant to this prospectus supplement. Except where noted, This discussion addresses only those beneficial owners of the notes who hold the notes as capital assets for U.S. federal income tax purposes. This discussion does not address all aspects of U.S. federal income taxation that may be applicable to beneficial owners of the notes in light of their particular circumstances, or to a class of beneficial owners subject to special treatment under U.S. federal income tax law, such as brokers, dealers or traders in securities or currencies, financial institutions, tax-exempt entities or qualified retirement plans, governmental entities, insurance companies, persons liable for alternative minimum tax, U.S. persons whose “functional currency” is not the U.S. dollar, grantor trusts, entities that are treated as partnerships for U.S. federal income tax purposes, certain U.S. expatriates, persons deemed to sell the notes under the constructive sale provisions of the Code, controlled foreign corporations, passive foreign investment companies and regulated investment companies and shareholders of such corporations, and persons holding notes as part of a straddle, hedging, conversion or other integrated transaction. The following summary does not address U.S. state or local tax consequences or other U.S. federal tax consequences, such as estate and gift taxes.

This discussion is based on provisions of the Internal Revenue Code of 1986, as amended, which we refer to as the Code, the U.S. Federal Income Tax Regulations promulgated thereunder (“Treasury Regulations”), and judicial interpretations and current administrative rulings and practice, all as in effect as of the date of this prospectus supplement and all of which are subject to change, possibly with retroactive effect. This discussion does not address tax consequences of the purchase, ownership, or disposition of the notes to holders of the notes other than those holders who acquired their notes in this offering at the offering price. If an entity or arrangement classified as a partnership for U.S. federal income tax purposes holds the notes, the tax treatment of a partner of such partnership will generally depend upon the status of such partner, the activities of such partnership and certain determinations made at the partner level. Partnerships that hold the notes and partners in such partnerships should consult their own tax advisors regarding the U.S. federal income tax consequences of purchasing, owing and disposing of the notes.

U.S. Holders

The following discussion is limited to a beneficial owner of the notes that is a “U.S. holder.” As used in this prospectus supplement, the term “U.S. holder” means a beneficial owner of the notes that is any one of the following:

•	an individual who is a citizen or resident of the United States,

•

a corporation (or other entity classified as a corporation for U.S. federal income tax purposes) created or organized in or under the law of the United States, any State thereof or the District of Columbia,

•	any estate the income of which is included in gross income for U.S. tax purposes regardless of its source, or

•	a trust, if

(1)	a U.S. court is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or

(2)	the trust has a valid election in place to be treated as a United States person.

Each U.S. holder should consult its tax advisor regarding the particular U.S. federal income and other U.S. federal tax consequences to such holder and the ownership and disposition of the notes, as well as any tax consequences that may arise under the laws of any other relevant foreign, state, local, or other taxing jurisdiction.

If you are not a U.S. holder, this section does not apply to you, and you should see “Non-U.S. Holders” below for information that applies to you.

Interest on the Notes

The gross amount of stated interest payable on the notes (including any non-U.S. tax withheld and any Additional Amounts) generally will be included in the gross income of a U.S. holder as ordinary interest income at the time such interest is accrued or received, in accordance with such U.S. holder’s method of accounting for U.S. federal income tax purposes. Such income will be treated as foreign source income for foreign tax credit purposes and will generally constitute “passive category income” under the foreign tax credit rules. The calculation and availability of foreign tax credits involves the application of complex rules that depend on a U.S. holder’s particular circumstances. U.S. holders should consult their own tax advisors regarding the availability of foreign tax credits.

Sale, Exchange and Retirement of Notes

A U.S. holder’s tax basis in its notes will generally be equal to their cost. Upon the sale, redemption, exchange, retirement, or other taxable disposition of the notes, a U.S. holder generally will recognize capital gain or loss equal to the amount realized by such holder on the disposition (excluding any amount attributable to accrued but unpaid interest, which will be taxable as ordinary interest income, to the extent not previously included in the U.S. holder’s gross income, in the manner described above), less such holder’s tax basis in the notes. A U.S holder’s gain or loss will be capital gain or loss. The capital gain or loss will be long-term capital gain or loss if at the time of the disposition such U.S. holder held the notes for more than one year. Subject to limited exceptions, a U.S holder’s capital losses cannot be used to offset such holder’s ordinary income.

Medicare Tax

For taxable years beginning after December 31, 2012, a U.S. holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will be subject to a 3.8% tax on the lesser of (1) such holder’s “net investment income” for the relevant taxable year and (2) the excess of such holder’s modified adjusted gross income for such taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s circumstances). A U.S. holder’s net investment income will generally include its interest income and its net gains from the disposition of the notes, unless such interest payments or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). U.S. holders that are individuals, estates or trusts, should consult their tax advisors regarding the applicability of the Medicare tax to such holder’s income and gains in respect of an investment in the notes.

Backup Withholding and Information Reporting

In general, information reporting requirements will apply to payments of principal and interest on the notes and to the proceeds of the sale of notes other than payments to certain exempt recipients, such as corporations. Backup withholding will apply to such payments if the U.S. holder is not otherwise exempt and fails to provide a taxpayer identification number on a Form W-9, furnishes an incorrect taxpayer identification number, fails to certify exempt status from backup withholding or receives notification from the Internal Revenue Service that the U.S. holder is subject to backup withholding as a result of a failure to report all interest or dividends.

Backup withholding is not an additional tax. Any amounts withheld from a payment to a U.S. holder under the backup withholding rules will be allowed as a credit against the U.S. holder’s U.S. federal income tax liability and may entitle the U.S. holder to a refund, provided that the required information is timely furnished to the Internal Revenue Service.

Certain Reporting Requirements

Legislation enacted in 2010 generally requires U.S. holders who are individuals (and to the extent specified in future Treasury regulations, certain U.S. holders that are entities) that own “specified foreign financial assets,” whose aggregate value exceeds $50,000 on the last day of the taxable year, or $75,000 at any other time during the taxable year, to file a report on IRS Form 8938 with information relating to the assets for each such taxable year. (These thresholds are increased to $100,000 and $150,000 for filers of joint returns and are further increased for taxpayers living outside the United States.) The notes will constitute “specified foreign financial assets” unless held in an account maintained by a U.S. “financial institution” (as defined), such as a bank or brokerage firm. Substantial penalties apply to any failure to timely file a required Form 8938, unless the failure is shown to be due to reasonable cause and not due to willful neglect. Additionally, in the event a person that is required to file IRS Form 8938 fails to do so in a timely fashion or omits information, the statute of limitations on assessment of U.S. federal income taxes for such a person for the related tax year generally would not close until three years after the date that the required information is ultimately filed. U.S. holders should consult their own tax advisors regarding their Form 8938 reporting obligations.

Non-U.S. Holders

The following discussion is limited to a beneficial owner of the notes that is a “non-U.S. holder.” As used in this prospectus supplement, the term “non-U.S. holder” means a beneficial owner of notes that for U.S. federal income tax purposes is not a U.S. holder and is not an entity or arrangement classified as a partnership for U.S. federal income tax purposes. If you are a U.S. holder this section does not apply to you.

Each non-U.S. holder should consult its tax advisor regarding the particular U.S. federal income and other potential U.S. federal tax consequences to such holder of the ownership and disposition of the notes, as well as any tax consequences that may arise under the laws of any other relevant foreign, state, local or other taxing jurisdiction.

Interest on the Notes

Subject to the discussion below regarding backup withholding, stated interest payable on the notes that is derived by a non-U.S. holder will generally be exempt from U.S. federal income taxation, including U.S. withholding tax, unless such interest income is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States (and, if an income tax treaty applies, such interest is also attributable to a U.S. permanent establishment of the non-U.S. holder).

Sale, Exchange and Retirement of Notes

Subject to the discussion below regarding backup withholding, upon the sale, redemption, exchange, retirement or other taxable disposition of the notes, a non-U.S. holder will generally be exempt from U.S. federal income taxation, including U.S. withholding tax, unless any gain from such taxable disposition (i) is effectively connected with the conduct of a trade or business in the United States (and if a tax treaty applies, such gain is also attributable to a U.S. permanent establishment of the non-U.S. holder), or, (ii) in the case of a non-U.S. holder that is an individual may be subject to U.S. federal income tax on the gain if, the non-U.S. holder is present in the United States for 183 days or more during the taxable year in which such sale, redemption, exchange, retirement or other taxable disposition occurs (if certain conditions are met). Each non-U.S. holder should consult its tax advisor regarding the particular tax consequences to such holder.

Backup Withholding and Information Reporting

A non-U.S. holder may be required to certify its non-U.S. status to avoid U.S. backup withholding taxes on payments of interest made on a note and on proceeds of a disposition (including a retirement or redemption) of a note.

United Kingdom Tax Consequences

The following summary describes certain U.K. tax consequences of the ownership of the notes as of the date hereof but does not purport to be comprehensive. It relates only to the position of persons who are the absolute beneficial owners of their notes and may not apply to special situations, such as those of dealers in securities or certain professional investors. Furthermore, the discussion below is generally based upon the provisions of the U.K. tax laws and U.K. H. M. Revenue and Customs practice as of the date hereof, and such provisions may be repealed, revoked or modified or such practice may change (in either case possibly with retrospective effect) so as to result in U.K. tax consequences different from those discussed below. Persons considering the purchase, ownership or disposition of notes should consult their own tax advisors concerning U.K. tax consequences in the light of their particular situations as well as any consequences arising under the law of any other relevant tax jurisdiction. No representations with respect to the tax consequences to any particular holder of notes are made hereby.

Interest on the Notes

The notes will constitute “quoted Eurobonds” for the purposes of section 882 of the Income Tax Act 2007 (“ITA”), for as long as they are, and continue to be, listed on a “recognised stock exchange” within the meaning of section 1005 of ITA. The New York Stock Exchange is currently a “recognised stock exchange” for these purposes. Accordingly, so long as the notes are listed on the New York Stock Exchange, payments of interest on the notes may be made without withholding or deduction on account of U.K. income tax.

If, for whatever reason, the notes cease to constitute “quoted Eurobonds”, payments of interest on the notes will be made subject to the deduction of an amount representing U.K. income tax at the basic rate (currently 20%) unless: (a) when that payment of interest is made the issuer which makes the payment reasonably believes that the person beneficially entitled to the interest is (i) a company resident in the U.K.; (ii) a company not resident in the U.K. which carries on a trade in the U.K. through a permanent establishment and which brings into account the interest in computing its U.K. taxable profits; (iii) a partnership each member of which is a company referred to in (i) or (ii) or a combination of companies referred to in (i) or (ii); or (iv) is otherwise entitled to receive interest without withholding or deduction on account of U.K. income tax pursuant to Chapter 11 of Part 15 of ITA and H.M. Revenue and Customs have not given a direction to the contrary pursuant to section 931 of ITA; or (b) the issuer has received a direction to the contrary from H. M. Revenue and Customs in respect of such relief as may be available pursuant to the provisions of any applicable double taxation treaty.

If interest were paid under deduction of U.K. income tax (e.g. if the notes lost their listing), noteholders who are not resident in the U.K. may be able to recover all or part of the tax deducted if there is an appropriate provision in an applicable double taxation treaty. In its current form, the tax treaty between the U.K. and the United States provides for a zero rate of withholding on interest for those holders that are eligible for the benefits of such treaty.

Persons in the U.K. paying interest to or receiving interest on behalf of another person who is an individual may be required to provide certain information to H. M. Revenue and Customs regarding the identity of the payee or person entitled to the interest and, in certain circumstances, such information may be exchanged with tax authorities in other countries.

Interest on the notes will constitute U.K. source income for U.K. tax purposes and, as such, may be subject to income tax by direct assessment even where paid without withholding or deduction. However, interest with a U.K. source received without deduction or withholding on account of U.K. tax will not be subject to U.K. tax in the hands of a holder of a note who is not resident for tax purposes in the U.K. unless that holder carries on a trade, profession or vocation in the U.K. through a U.K. branch or agency, or for holders who are companies, carries on a trade through a U.K. permanent establishment in connection with which the interest is received or to which the note is attributable, in which case tax may be levied on the U.K. branch or agency or permanent establishment. There are exemptions for interest received by certain categories of agents (such as some brokers and investment managers).

Holders of notes should be aware that the provisions relating to additional amounts referred to in “Description of the Notes—Payment of Additional Amounts” above would not apply as a consequence of H.M. Revenue and Customs seeking to assess directly the person entitled to the relevant interest to U.K. tax (which the H.M. Revenue and Customs Revenue may not do to a holder not resident in the U.K. who does not carry on a trade, profession or vocation in the U.K. through a U.K. branch, agency or permanent establishment). However exemption from, or reduction of, such U.K. tax liability might be available under an applicable double taxation treaty.

European Union Savings Directive

The EU has adopted a Directive regarding the taxation of savings income. The EU Directive requires Member States to provide to the tax authorities of other Member States details of payments of interest and other similar income paid by a person to (or for the benefit of) an individual or to certain other persons in another Member State, except that Austria and Luxembourg are required to operate a withholding system for a transitional period unless during such period they elect otherwise. The European Commission has proposed certain amendments to the Directive, which may, if implemented, amend or broaden the scope of the requirements described above. A number of third countries and territories have adopted similar measures to the EU Directive.

Sale or Disposition (Including Redemption)

For U.K. tax purposes, a sale or other disposition of a note will generally not give rise to a U.K. tax charge unless such sale or other disposition is made by a holder who in the relevant period is resident or ordinarily resident for U.K. tax purposes in the U.K. or carries on a trade, profession or vocation in the U.K. through a branch or agency or (in the case of a company) permanent establishment to which the note is attributable.

Corporate Noteholders

Noteholders subject to U.K. corporation tax (including non-resident noteholders whose notes are used, held or acquired for the purposes of a trade carried on in the U.K. through a permanent establishment) will be subject to tax as income on all profits and gains from the notes broadly in accordance with their statutory accounting treatment, so long as the accounting treatment is in accordance with generally accepted accounting practice as that term is defined for tax purposes. Such noteholders will generally be charged in each accounting period by reference to interest and other amounts which, in accordance with generally accepted accounting practice, are recognised in determining the noteholder’s profit or loss for that period. Fluctuations in value relating to foreign exchange gains and losses in respect of the notes will be brought into account as income.

Other Noteholders

Interest

Noteholders who are either individuals or trustees and are resident or ordinarily resident for tax purposes in the U.K. or who carry on a trade, profession or vocation in the U.K. through a branch or agency to which the notes are attributable will generally be liable to U.K. tax on the amount of any interest received in respect of the notes.

Taxation of Chargeable Gains

Unless the notes constitute “Deeply Discounted Securities” within the meaning of Chapter 8 of Part 4 of the Income Tax (Trading and Other Income) Act 2005, a disposal of a note by a noteholder who is an individual or trustee resident or ordinarily resident for tax purposes in the U.K. or who carries on a trade, profession or vocation in the U.K. through a branch or agency to which the note is attributable may give rise to a chargeable gain or allowable loss for the purposes of taxation of capital gains.

Notes issued at a discount to par or redeemable at a premium may constitute “Deeply Discounted Securities” within the meaning of Chapter 8 of Part 4 of the Income Tax (Trading and Other Income) Act 2005. Any profit gain realized in respect of such notes by an individual or trustee resident for tax purposes in the United Kingdom or who carries on a trade, profession or vocation in the United Kingdom through a branch or agency to which such notes are attributable on the transfer (including redemption) of the notes will be taxed as income, with no relief from income tax in respect of costs incurred on the acquisition, transfer or redemption, or losses incurred on the transfer or redemption, of the notes.

In either case, in calculating any gain or loss on disposal of a note, sterling values are compared at acquisition and transfer. Accordingly, a taxable profit can arise even where the foreign currency amount received on a disposal is less than or the same as the amount paid for the note.

Accrued Income Scheme

A transfer of a note by a holder resident or ordinarily resident for tax purposes in the U.K. or who carries on a trade in the U.K. through a branch or agency to which the note is attributable may give rise to a charge to tax on income in respect of an amount representing interest on the note which has accrued since the preceding interest payment date.

Defeasance and Covenant Defeasance

Holders and beneficial owners of the notes should be aware that the issuer has an option (subject to certain conditions) of exercising either defeasance or covenant defeasance in relation to the notes as described under the heading “Description of Debt Securities—Defeasance and Covenant Defeasance” in the accompanying prospectus. This summary does not address the U.K. tax consequences for holders or beneficial owners of any such defeasance or covenant defeasance. Before such option can be exercised, however, the issuer must (as described in paragraph (5) under the heading “Description of Debt Securities—Defeasance and Covenant Defeasance” in the accompanying prospectus) deliver to the trustee an opinion in a form satisfactory to the trustee confirming that such defeasance or covenant defeasance would not give rise to certain adverse U.K. tax consequences. In addition, the obligations of the issuer described under the heading “Description of the Notes—Payment of Additional Amounts” will survive any such defeasance or covenant defeasance.

Stamp Duty and Stamp Duty Reserve Tax

U.K. stamp duty or stamp duty reserve tax is not payable on the issue or the transfer of the notes.

UNDERWRITING

Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. LLC and Citigroup Global Markets Inc. are acting as representatives of each of the underwriters named below. Subject to the terms and conditions set forth in a firm commitment underwriting agreement among us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the principal amount of notes set forth opposite its name below.

Underwriter	Principal Amount of Notes
Merrill Lynch, Pierce, Fenner & Smith Incorporated	$
Morgan Stanley & Co. LLC
Citigroup Global Markets Inc.

Total	$

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the notes sold under the underwriting agreement if any of these notes are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the underwriters and their controlling persons against certain liabilities in connection with this offering, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The representatives have advised us that the underwriters propose initially to offer the notes to the public at the public offering price set forth on the cover page of this prospectus supplement and to certain dealers at such price less a concession not in excess of     % of the principal amount of the notes. The underwriters may allow, and the dealers may reallow, a discount on the notes to other dealers not in excess of     % of the principal amount of the notes. The underwriters may allow, and the dealers may reallow, a discount on the notes to other dealers not in excess of         % of the principal amount of the notes. After the initial offering, the public offering price, concession or any other term of the offering may be changed.

The expenses of the offering, not including the underwriting discount, are estimated at $                 and are payable by us.

New Issue of Notes

The notes are a new issue of securities with no established trading market. We intend to use our best efforts to obtain and subsequently maintain the listing of the notes on the New York Stock Exchange. If we are unsuccessful in listing or maintaining the listing of the notes on the New York Stock Exchange, we intend to use our best efforts to ensure that the notes are listed on a “recognized stock exchange” within the meaning of section 1005 of the U.K. Income Tax Act 2007. We have been advised by the underwriters that they presently intend to make a market in the notes after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. If we are unsuccessful in listing the notes on a “recognized stock exchange,” we cannot assure the liquidity of the trading market for the notes or that an active public market for the notes will develop. If an active public trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected. If the notes are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our operating performance and financial condition, general economic conditions and other factors.

No Sales of Similar Securities

We have agreed that we will not, from the date of this prospectus supplement to the settlement date of this offering, without first obtaining the prior written consent of the representatives, directly or indirectly, issue, sell, offer to contract or grant any option to sell, pledge, transfer or otherwise dispose of, any debt securities or securities exchangeable for or convertible into debt securities, except for the notes sold to the underwriters pursuant to the underwriting agreement.

Short Positions

In connection with the offering, the underwriters may purchase and sell the notes in the open market. These transactions may include short sales and purchases on the open market to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater principal amount of notes than they are required to purchase in the offering. The underwriters must close out any short position by purchasing notes in the open market. A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of the notes or preventing or retarding a decline in the market price of the notes. As a result, the price of the notes may be higher than the price that might otherwise exist in the open market.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Other Relationships

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions. For example, under the Credit Agreement, (i) Merrill Lynch, Pierce, Fenner & Smith Incorporated is the Joint Lead Arranger and Book Manager, and its affiliate is the Administrative Agent and a lender, (ii) affiliates of Morgan Stanley & Co. LLC are the Documentation Agent and a lender, and (iii) Citigroup Global Markets Inc. is a Joint Lead Arranger and Book Manager, and its affiliates are the Syndication Agent and a lender.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. Certain of the underwriters or their affiliates that have a lending relationship with us routinely hedge their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Certain financial institutions or their affiliates have been, and may from time to time be, required to repurchase mortgage loans and/or make reimbursements for losses due to claims related to representations and warranties made in connection with the sales of residential mortgage-backed securities and mortgage loans. Such financial institutions, including certain affiliates of the underwriters, have received claims, and may receive additional claims, from purchasers and investors of these products, including us. As party to any such actions, we may have opposing interests and may receive from such underwriters or their affiliates payments arising from such claims.

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) no offer of notes may be made to the public in that Relevant Member State other than:

A.	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

B.	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives; or

C.	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of notes shall require the Company or the representatives to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

This prospectus supplement has been prepared on the basis that any offer of notes in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of notes. Accordingly any person making or intending to make an offer in that Relevant Member State of notes which are the subject of the offering contemplated in this prospectus may only do so in circumstances in which no obligation arises for the Company or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither the Company nor the underwriters have authorized, nor do they authorize, the making of any offer of notes in circumstances in which an obligation arises for the Company or the underwriters to publish a prospectus for such offer.

For the purpose of the above provisions, the expression “an offer to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in the Relevant Member State by any measure implementing the Prospectus Directive in the Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member States) and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Notice to Prospective Investors in the United Kingdom

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

Notice to Prospective Investors in Switzerland

This prospectus supplement does not constitute an issue prospectus pursuant to Article 652a or Article 1156 of the Swiss Code of Obligations and the notes will not be listed on the SIX Swiss Exchange. Therefore, this prospectus supplement may not comply with the disclosure standards of the listing rules (including any additional listing rules or prospectus schemes) of the SIX Swiss Exchange. Accordingly, the notes may not be offered to the public in or from Switzerland, but only to a selected and limited circle of investors who do not subscribe to the notes with a view to distribution. Any such investors will be individually approached by the underwriters from time to time.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The notes to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the notes offered should conduct their own due diligence on the notes. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

LEGAL MATTERS

Certain legal matters in connection with the offering of the notes will be passed on for us by Alston & Bird LLP, New York, New York. Fried, Frank, Harris, Shriver & Jacobson LLP, New York, New York advised the underwriters in connection with this offering of the notes.

EXPERTS

The consolidated financial statements of Invesco Ltd. appearing in our Annual Report on Form 10-K/A for the year ended December 31, 2011, and the effectiveness of Invesco Ltd.’s internal control over financial reporting as of December 31, 2011 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

Invesco Ltd. is subject to the reporting requirements of the Exchange Act, under which we file annual, quarterly and special reports, proxy statements and other information with the Commission. Invesco Finance PLC does not and will not file separate reports with the Commission. We make available through our website at http://www.invesco.com, our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and all amendments to those reports as soon as reasonably practicable after such material is electronically filed or furnished to the SEC. You may read and copy materials that we have filed with the Commission at the SEC’s public reference room located at 100 F Street, N.E., Washington D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room. Our Commission filings are also available to the public on the Commission’s website at www.sec.gov.

INCORPORATION BY REFERENCE

We incorporate information into this prospectus supplement by reference, which means that we disclose important information to you by referring you to another document filed separately with the Commission. The information incorporated by reference is deemed to be part of this prospectus supplement, except to the extent superseded by information contained herein or by information contained in documents filed with or furnished to the Commission after the date of this prospectus supplement. We incorporate by reference into this prospectus supplement the documents listed below and any future filings Invesco Ltd. makes with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, including any filings on or after the date of this prospectus supplement, until we have sold all of the offered securities to which this prospectus supplement relates or the offering is otherwise terminated, except that any such reports or portions thereof which are furnished under Item 2.02 or Item 7.01 of any Current Reports on Form 8-K and not filed shall not be deemed incorporated by reference herein. The information incorporated by reference is an important part of this prospectus supplement. Any statement in a document incorporated by reference into this prospectus supplement will be deemed to be modified or superseded to the extent a statement contained in (1) this prospectus supplement or (2) any other subsequently filed document that is incorporated by reference into this prospectus supplement modifies or supersedes such statement. The documents incorporated by reference herein include:

•	our Annual Report on Form 10-K for the year ended December 31, 2011;

•	our Annual Report on Form 10-K/A for the year ended December 31, 2011;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2012;

•	our Quarterly Report on Form 10-Q for the quarter ended June 30, 2012;

•	our Quarterly Report on Form 10-Q/A for the quarter ended June 30, 2012;

•	our Quarterly Report on Form 10-Q for the quarter ended September 30, 2012;

•	our Quarterly Report on Form 10-Q/A for the quarter ended September 30, 2012; and

•	our Current Report on Form 8-K filed with the SEC on May 18, 2012.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus supplement is delivered, upon written or oral request, a copy of any and all of the documents that have been or may be incorporated by reference in this prospectus supplement. You should direct requests for documents by writing to:

Invesco Ltd.

Two Peachtree Pointe

1555 Peachtree Street N.E.

Atlanta, Georgia 30309

Attn: Office of the Secretary

(404) 892-0896

E-mail: company.secretary@invesco.com

No person is authorized to give any information or represent anything not contained in this prospectus supplement and any applicable pricing supplement. We are only offering the securities in places where sales of those securities are permitted. The information contained in this prospectus supplement and any applicable pricing supplement, as well as information incorporated by reference, is current only as of the date of that information. Our business, financial condition, results of operations and prospects may have changed since that date.

Prospectus

Invesco Ltd.

Invesco Finance PLC

Invesco Finance, Inc.

Debt Securities

Guarantees of Debt Securities

Preference Shares

Common Shares

Warrants

Subscription Rights

Invesco Ltd. or its subsidiaries (which we refer to together as the “company,” “Invesco,” or “we”) may offer from time to time (i) unsecured senior or subordinated debt securities, (ii) guarantees of debt securities, (iii) preference shares, (iv) common shares, (v) warrants to purchase our debt securities, preference shares, common shares, or other securities, or (vi) subscription rights to purchase our debt securities, preference shares, common shares, or other securities.

We will provide the terms of these securities in supplements to this prospectus. You should read this prospectus and any prospectus supplement carefully before you invest.

Our common shares are listed on the New York Stock Exchange under the symbol “IVZ.” If we decide to seek a listing of any debt securities, preference shares or warrants offered by this prospectus, the related prospectus supplement will disclose the exchange or market on which the securities will be listed, if any, or where we have made an application for listing, if any.

Our principal office is located at Two Peachtree Pointe, 1555 Peachtree Street N.E., Atlanta, Georgia 30309. Our telephone number is (404) 892-0896.

Investing in our securities involves risk. You should carefully consider the “Risk Factors” beginning on page 1 before you invest.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 5, 2012.

ABOUT THIS PROSPECTUS

This prospectus is part of an automatic “shelf registration” statement on Form S-3 that we filed with the Securities and Exchange Commission (“Commission” or “SEC”), as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”). Under this shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. We will provide the terms of these securities in supplements to this prospectus. The prospectus supplement may also add, update, or change information contained in this prospectus. We urge you to read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information” on page 25.

When used in this prospectus, the terms “company,” “Invesco,” “issuer,” “we,” “our,” and “us” may refer to Invesco Ltd. and its consolidated subsidiaries, unless otherwise specified.

INVESCO LTD.

Invesco Ltd. is a leading independent global investment management company, dedicated to helping people worldwide build their financial security. By delivering the combined power of our distinctive worldwide investment management capabilities, Invesco provides a comprehensive array of enduring solutions for retail, institutional and high-net-worth clients around the world. Operating in more than 20 countries, Invesco had $683.0 billion in assets under management (“AUM”) as of September 30, 2012.

Invesco Ltd. is organized under the laws of Bermuda, and our common shares are listed and traded on the New York Stock Exchange under the symbol “IVZ.”

INVESCO FINANCE PLC

Invesco Finance PLC is an indirect wholly-owned subsidiary of Invesco Ltd. Invesco Finance PLC was established to provide for the ongoing financing needs of Invesco Ltd. and its subsidiaries. The principal address of Invesco Finance PLC is 30 Finsbury Square, London, EC2A 1AG, United Kingdom, and its telephone number is 011-44-207-638-0731.

INVESCO FINANCE, INC.

Invesco Finance, Inc. is an indirect wholly-owned subsidiary of Invesco Ltd. Invesco Finance, Inc. was established to provide for the ongoing financing needs of Invesco Ltd. and its subsidiaries. The principal address of Invesco Finance, Inc. is 1555 Peachtree St. N.E., Atlanta, Georgia, 30309, and its telephone number is (404) 892-0896.

RISK FACTORS

Investing in our securities involves risks. You should carefully consider any specific risks discussed or incorporated by reference in the applicable prospectus supplement, together with all other information contained in the prospectus supplement or incorporated by reference in this prospectus. You should also consider the risks, uncertainties and assumptions discussed under the caption “Risk Factors” included in our most recent Annual Report on Form 10-K incorporated by reference in this prospectus, which may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, the documents incorporated by reference herein, other public filings and oral and written statements by us and our management, may include statements that constitute “forward-looking statements” within the meaning of the United States securities laws. These statements are based on the beliefs and assumptions of our management and on information available to us at the time such statements are made. Forward-looking statements include information concerning possible or assumed future results of our operations, expenses, earnings, liquidity, cash flows and capital expenditures, industry or market conditions, assets under management, acquisition activities and the effect of completed acquisitions, debt levels and our ability to obtain additional financing or make payments on our debt, legal and regulatory developments, demand for and pricing of our products and other aspects of our business or general economic conditions. In addition, when used in this prospectus, the documents incorporated by reference herein or such other documents or statements, words such as “believes,” “expects,” “anticipates,” “intends,” “plans,” “estimates,” “projects,” “forecasts,” and future or conditional verbs such as “will,” “may,” “could,” “should,” and “would,” and any other statement that necessarily depends on future events, are intended to identify forward-looking statements.

Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. Although we make such statements based on assumptions that we believe to be reasonable, there can be no assurance that actual results will not differ materially from our expectations. We caution investors not to rely unduly on any forward-looking statements.

The factors described in this prospectus, incorporated by reference into this prospectus or contained in our other filings with the Commission, among others, could cause our results to differ materially from any results described in any forward-looking statements.

For more discussion of the risks affecting us, please refer to the section above entitled “Risk Factors.”

You should consider the areas of risk described above in connection with any forward-looking statements that may be made by us and our businesses generally. We expressly disclaim any obligation to update any of the information in this or any other public filing if any forward-looking statement later turns out to be inaccurate, whether as a result of new information, future events or otherwise. For all forward-looking statements, we claim the “safe harbor” provided by Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

USE OF PROCEEDS

Unless otherwise specified in connection with a particular offering of securities, the net proceeds from the sale of the securities offered by this prospectus will be used for general corporate purposes. These may include continued expansion and diversification of our business, both by internal growth and by acquisition, and repayment of our outstanding indebtedness.

RATIO OF EARNINGS TO FIXED CHARGES

Our ratio of earnings to fixed charges for each of the periods indicated is as follows:

	Nine Months Ended September 30, 2012	Year Ended December 31,
		2011	2010	2009	2008	2007
Ratio of earnings to fixed charges (1)	14.21	13.46	9.50	6.78	8.51	11.88

(1)	In computing the ratio of earnings to fixed charges: (i) earnings have been based on income from continuing operations before income taxes, fixed charges (exclusive of interest capitalized and interest of consolidated investment products), and distributed income of equity investees and (ii) fixed charges consist of interest and amortization of debt discounts and fees expense (including amounts capitalized) and the estimated interest portion of rents.

DESCRIPTION OF DEBT SECURITIES

This prospectus describes certain general terms and provisions of the debt securities. The debt securities will constitute either unsecured senior debt or unsecured subordinated debt.

Invesco Finance PLC and Invesco Finance, Inc. are indirect wholly-owned subsidiaries of Invesco Ltd. and may be issuers of debt securities guaranteed by Invesco Ltd. Other subsidiaries of Invesco Ltd. may be guarantors of debt securities offered by Invesco Finance PLC and Invesco Finance, Inc. When used in this section, the terms “company,” “Invesco,” “issuer,” “we,” “our,” and “us” may refer to Invesco Ltd., Invesco Finance PLC, or Invesco Finance, Inc., unless otherwise specified. We will issue debt securities that will be senior debt under an indenture to be entered into between us, the guarantors party thereto and The Bank of New York Mellon, as trustee (the “senior indenture”). We will issue debt securities that will be subordinated debt under an indenture to be entered into between us, the guarantors party thereto and The Bank of New York Mellon, as trustee (“subordinated indenture”). This prospectus refers to the senior indenture and the subordinated indenture individually as the “indenture” and collectively as the “indentures.” The term “trustee” refers to the trustee under each indenture, as appropriate.

The indentures are subject to and governed by the Trust Indenture Act of 1939, as amended. The indentures are substantially identical, except for the provisions relating to subordination, which are included only in the subordinated indenture. The following summary of the material provisions of the indentures and the debt securities is not complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of the indentures, each of which has been filed as an exhibit to the registration statement of which this prospectus is a part. We urge you to read the indenture that is applicable to you because it, and not the summary below, defines your rights as a holder of debt securities. You can obtain copies of the indentures by following the directions described under the heading “Where You Can Find More Information” on page 27.

General

The senior debt securities will rank equally with all of our other unsecured and unsubordinated debt. The subordinated debt securities will be subordinated in right of payment to our “Senior Debt.” For additional information, see “—Subordination” below. The indentures do not limit the amount of debt, either secured or unsecured, which may be issued by us under the indentures or otherwise. The debt securities will be fully and unconditionally guaranteed by the guarantors, as more fully described in the indentures. The debt securities may be issued in one or more series with the same or various maturities and may be sold at par, a premium or an original issue discount. Debt securities sold at an original issue discount may bear no interest or interest at a rate which is below market rates. The indentures do not prohibit us or our subsidiaries from incurring debt or agreeing to limitations on their ability to pay dividends or make other distributions to us.

Each prospectus supplement will describe the terms relating to the specific series of debt securities being offered. These terms will include some or all of the following:

•	the title of debt securities of or within the series and whether they are subordinated debt securities or senior debt securities;

•	any limit on the aggregate principal amount of the debt securities of or within the series;

•	the person or persons to whom any interest on the debt securities of or within the series shall be payable;

•	the date or dates on which the principal of the debt securities of or within the series is payable or the method by which such date or dates shall be determined or extended;

•

the rate or rates (which may be fixed or variable) at which the debt securities of or within the series shall bear interest, if any, or the method by which such rate or rates shall be determined, the date or dates from which any such interest shall accrue, the interest payment dates on which any such interest shall be payable and the record dates for any such interest payable or the method by which such date shall be determined, and the basis upon which interest shall be calculated if other than that of a 360-day year consisting of twelve 30-day months;

•	the place or places where the principal of and any premium and interest on the debt securities of or within the series shall be payable and the manner in which any payment may be made;

•

the period or periods within which or the date or dates on which, the price or prices at which and the terms and conditions upon which the debt securities of or within the series may be redeemed, in whole or in part, at our option and the manner in which any election by us to redeem such securities shall be evidenced;

•

the obligation, if any, of us to redeem or purchase any of the debt securities of or within the series pursuant to any sinking fund or analogous provisions or at the option of us or the holder thereof and the period or periods within which, the price or prices at which and the terms and conditions upon which the debt securities of or within the series shall be redeemed or purchased, in whole or in part, pursuant to such obligation;

•	if other than denominations of $2,000 and any integral multiple thereof, the denominations in which the debt securities of or within the series shall be issuable;

•

if the amount of any premium or interest on any debt securities of or within the series may be determined with reference to an index or pursuant to a formula, the manner in which such amounts shall be determined;

•

if applicable, that the debt securities of or within the series, in whole or any specified part, shall be defeasible, or the manner in which any election by us to defease such debt securities shall be evidenced;

•

if applicable, that any debt securities of or within the series shall be issuable in whole or in part in the form of one or more global securities and, in such case, the respective depositaries for such global securities, the form of any legend or legends which shall be borne by any such global securities, and the manner, if any, in which any such global security may be exchanged in whole or in part for debt securities registered in the name of persons other than the depositary for such global security and any other provisions governing exchanges or transfers of any such global security;

•

any addition to, elimination of or other change in the events of default set forth in the indentures which applies to any debt securities of or within the series and any change in the right of the trustee or the requisite holders of such debt securities to declare the principal amount thereof due and payable;

•	any addition to, elimination of or other change in the covenants set forth in the indentures which applies to debt securities of or within the series;

•

any provisions necessary to permit or facilitate the issuance, payment or conversion of any debt securities of or within the series that may be converted into securities or other property other than debt securities of or within the same series and of like tenor, whether in addition to, or in lieu of, any payment of principal or other amount and whether at our option or otherwise;

•	the terms and conditions, if any, pursuant to which the debt securities of or within the series are secured;

•	any restriction or condition on the transferability of the debt securities of or within the series;

•	the exchanges, if any, on which the debt securities of or within the series may be listed;

•	if other than the trustee, the identity of each security registrar or paying agent;

•	additional opinions, if any, to be delivered by us or the trustee in order to exercise either Defeasance or Covenant Defeasance with respect to debt securities of a series;

•

whether and under what circumstances we will pay additional amounts on the debt securities of or within the series to any holder in respect of any tax, assessment or governmental charge and, if so, whether we will have the option to redeem such debt securities rather than pay such additional amounts (and the terms of any such option); and

•	any other terms of the series (which terms shall not be inconsistent with the provisions of the indentures, except as permitted in the indentures).

Unless otherwise specified in the applicable prospectus supplement, the debt securities will not be listed on any securities exchange. Unless otherwise specified in the applicable prospectus supplement, debt securities will be issued in fully-registered form without coupons.

Debt securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which at the time of issuance is below market rates. The applicable prospectus supplement will describe the U.S. federal income tax consequences and special considerations applicable to any such debt securities. The prospectus supplement relating to specific debt securities will also describe any special considerations and certain additional tax considerations applicable to such debt securities.

Subordination

The prospectus supplement relating to any offering of subordinated debt securities will describe the specific subordination provisions. However, unless otherwise noted in the prospectus supplement, subordinated debt securities will be subordinate and junior in right of payment to any existing Senior Debt, as defined below. The subordination provisions of the subordinated indenture define the subordination of the subordinated debt securities with respect to our Senior Debt. All such provisions shall also be deemed to apply in the same way (mutatis mutandis) to each guarantor, with appropriate corresponding references to the Senior Debt of such guarantors.

Under the subordinated indenture, “Senior Debt” means all amounts due on obligations in connection with any of the following, whether outstanding at the date of execution of the subordinated indenture or thereafter incurred or created:

•	the principal of (and premium, if any) and interest due on our indebtedness for borrowed money and indebtedness evidenced by securities, debentures, bonds or other similar instruments issued by us;

•	all of our capital lease obligations;

•	any of our obligations as lessee under leases required to be capitalized on the balance sheet of the lessee under generally accepted accounting principles;

•	any of our obligations for the reimbursement on any letter of credit, banker’s acceptance, security purchase facility or similar credit transaction;

•

all of our obligations in respect of interest rate swap, cap or other agreements, interest rate future or options contracts, currency swap agreements, currency future or option contracts and other similar agreements;

•	all obligations of the types referred to above of other persons for the payment of which we are responsible or liable as obligor, guarantor or otherwise; and

•	all obligations of the types referred to above of other persons secured by any lien on any property or asset of ours (whether or not such obligation is assumed by us).

However, Senior Debt does not include:

•

any indebtedness which expressly provides that such indebtedness shall not be senior in right of payment to the subordinated debt securities, or that such indebtedness shall be subordinated to any other of our indebtedness, unless such indebtedness expressly provides that such indebtedness shall be senior in right of payment to the subordinated debt securities;

•	any of our indebtedness in respect of the subordinated debt securities;

•	any indebtedness or liability for compensation to employees, for goods or materials purchased in the ordinary course of business or for services;

•	any of our indebtedness to any subsidiary; and

•	any liability for federal, state, local or other taxes owed or owing by us.

Senior Debt shall continue to be Senior Debt and be entitled to the benefits of the subordination provisions irrespective of any amendment, modification or waiver of any term of such Senior Debt.

In the event of the acceleration of the maturity of any subordinated debt securities, the holders of all senior debt securities outstanding at the time of such acceleration, subject to any security interest, will first be entitled to receive payment in full of all amounts due on the senior debt securities before the holders of the subordinated debt securities will be entitled to receive any payment of principal or interest on the subordinated debt securities.

If any of the following events occurs, we will pay in full all Senior Debt before we make any payment or distribution, whether in cash, securities or other property, on account of our subordinated debt securities of any series:

•	any insolvency, bankruptcy, receivership, liquidation, reorganization, readjustment, composition or other similar proceeding relating to us, our creditors or our property;

•	any proceeding for the liquidation, dissolution or other winding up of us, whether voluntary or involuntary, or bankruptcy proceedings;

•	any assignment by us for the benefit of our creditors; and

•	any other marshaling of our assets or liabilities.

In such event, any payment or distribution, whether in cash, securities or other property (other than our securities or any other corporation provided for by a plan of reorganization or a readjustment, the payment of which is subordinate, at least to the extent provided in the indentures with respect to the debt securities of or within the series, to the payment of all Senior Debt at the time outstanding and to any securities issued in respect thereof under any such plan of reorganization or readjustment), under the subordinated debt securities, which would otherwise (but for the subordination provisions) be payable or deliverable in respect of the subordinated debt securities of or within the series, will be paid or delivered directly to the holders of Senior Debt in accordance with the priorities then existing among such holders until all Senior Debt has been paid in full. Upon the payment in full of all Senior Debt, the rights of the holders of the subordinated debt securities shall be subrogated to all the rights of any holders of Senior Debt to receive any further payments or distributions applicable to the Senior Debt until the subordinated debt securities of any series shall have been paid in full, and such payments or distributions received by the holders of the subordinated debt securities of any series by reason of such subrogation, of cash, securities or other property which otherwise would be paid or distributed to the holders of Senior Debt, shall, as between us and our creditors other than the holders of Senior Debt, on the one hand, and the holders of subordinated debt securities of any series, on the other, be deemed to be a payment by us on account of Senior Debt, and not on account of the subordinated debt securities of any series.

The subordinated indenture does not limit the issuance of additional Senior Debt.

Consolidation, Merger, Sale of Assets and Other Transactions

Neither we nor any guarantor may, in a single transaction or a series of related transactions (i) consolidate with or merge into another person, or permit any other person to consolidate with or merge into us or any such guarantor, and (ii) directly or indirectly, transfer, sell, lease or otherwise dispose of all or substantially all of its assets to any other person, unless:

•

either (1) we are the surviving or continuing entity or (2) if we are not the surviving or continuing entity or if we transfer, sell, lease or otherwise dispose of all or substantially all of our assets to any other person, our successor shall expressly assume, by a supplemental indenture executed and delivered to the trustee, all of our obligations under the indentures and the debt securities;

•

either (1) each guarantor shall be the surviving or continuing entity or (2) if a guarantor is not the surviving or continuing entity or any such guarantor transfers, sells, leases, or otherwise disposes of all or substantially all of its assets to another person (other than to us or another guarantor), such other person shall expressly assume, by a supplemental indenture, all of such guarantor’s obligations under the indentures and the guarantees issued by such guarantor;

•	after giving effect to such transaction, no default or Event of Default, as defined below, has occurred and is continuing; and

•

in the event that the successor person is incorporated in a jurisdiction other than the United States or the United Kingdom, (A) we deliver to the trustee an opinion of counsel stating that the obligations of the successor person under the indentures, the debt securities and the guarantees, as applicable, are enforceable against such successor person to the same extent as our obligations or the obligations of such guarantor under the indenture, the debt securities and the guarantees, as applicable, immediately prior to such transaction; (B) the successor person agrees in writing to submit to jurisdiction and appoints an agent for the service of process, each under terms substantially similar to the terms contained in the indentures with respect to us and such guarantor, as applicable; and (C) our board of directors determines in good faith that such transaction will have no material adverse effect on any holder and a board resolution to that effect is delivered to the trustee.

Events of Default, Notice and Waiver

Unless an accompanying prospectus supplement states otherwise, the following shall constitute “Events of Default” under the indentures with respect to each series of debt securities:

•	our failure to pay any interest or any additional amounts on any debt security of such series when due and payable, continued for 30 days;

•	our failure to pay principal on any debt security of such series when due;

•

our failure to observe or perform, or our breach of (or the failure to observe or perform, or the breach by a guarantor, as applicable, of), any other covenants or agreements with respect to such debt securities for 60 days after written notice has been given to us by the trustee or to us and the trustee by the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series specifying such default or breach, requiring it to be remedied and stating that such notice is a “Notice of Default” under the indenture;

•

any guarantee of securities of that series is determined to be unenforceable or invalid or shall for any reason cease to be in full force and effect, except as permitted by the indentures or any supplemental indenture, or the guarantor repudiates its obligations under such guarantee;

•	certain events of bankruptcy, insolvency or reorganization by us or any guarantor; and

•	any other Event of Default provided with respect to securities of that series.

If an Event of Default with respect to any debt securities of any series outstanding under either of the indentures shall occur and be continuing (other than certain Events of Default relating to bankruptcy, insolvency or reorganization as discussed below), the trustee under such indenture or the holders of at least 25% in aggregate principal amount of the debt securities of such affected series outstanding may, and the trustee at the request of such holders shall, declare, by written notice as provided in the applicable indenture, the principal of and accrued and unpaid interest on all the debt securities of that series outstanding to be due and payable immediately; provided that, in the case of an Event of Default involving certain events of bankruptcy, insolvency or reorganization, acceleration is automatic.

After any such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of the outstanding debt securities of that series, by written notice to us and the trustee, may rescind such declaration and its consequences with respect to debt securities of such series if (1) we or any guarantor has paid or deposited with the trustee a sum sufficient to pay (i) all overdue interest on and additional amounts with respect to all debt securities of such series, (ii) all principal of any outstanding securities of such series that has become due other than by such declaration of acceleration and interest thereon at the rate borne by such debt securities and any additional amounts payable with respect thereto, (iii) to the extent that payment of such interest is lawful, interest on overdue interest, any additional amounts and overdue principal at the rate borne by the debt securities of such series and (iv) all sums paid or advanced by the trustee hereunder and the reasonable compensation, expenses, disbursements and advances of the trustee, its agents and counsel and (2) all Events of Default with respect to debt securities of such series, other than the nonpayment of accelerated principal or interest and any additional amounts on the debt securities of such series, have been cured or waived.

Any past default under either indenture with respect to debt securities of any series, and any Event of Default arising therefrom may be waived by the holders of a majority in principal amount of all debt securities of such series outstanding under such indenture, except in the case of (i) default in the payment of the principal of or interest on any debt securities of such series or (ii) default in respect of a covenant or provision which may not be amended or modified without the consent of the holder of each outstanding debt security of such series affected.

The trustee is required within 90 days after the occurrence of a default (which is known to the trustee and is continuing), with respect to the debt securities of any series (without regard to any grace period or notice requirements), to give to the holders of the debt securities of such series notice of such default.

The trustee, subject to its duties to act with due care, may require security or indemnification satisfactory to it by the holders of the debt securities of any series with respect to which a default has occurred before proceeding to exercise any right or power under the indentures at the request of the holders of the debt securities of such series. Subject to such right of indemnification and to certain other limitations, the holders of a majority in principal amount of the outstanding debt securities of any series under either indenture may direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee with respect to the debt securities of such series, provided that such direction shall not be in conflict with any rule of law or with the applicable indenture and the trustee may take any other action deemed proper by the trustee which is not inconsistent with such direction.

No holder of a debt security of any series may institute any proceeding, judicial or otherwise, against us under either of the indentures (except actions for payment of overdue principal of and interest on such debt security or for the conversion or exchange of such debt security in accordance with its terms) unless (i) the holder has previously given written notice to the trustee of a continuing Event of Default with respect to the debt securities, as required under the applicable indenture, (ii) the holders of not less than 25% in principal amount of the debt securities of that series then outstanding under such indenture shall have made written request to the trustee to institute proceedings in respect of such Event of Default in its own name under the indenture, (iii) such holder or holders have offered to the trustee indemnity satisfactory to it against the costs, expenses and liabilities (including fees and expenses of its agents and counsel) to be incurred in compliance with such request; (iv) the trustee shall have failed to institute any such proceeding within 60 days after its receipt of notice, request and offer of indemnity, and (iv) no direction inconsistent with such written request has been given to the trustee during such 60-day period by the holders of a majority in principal amount of the outstanding debt securities of that series.

We must furnish to the trustee annually a statement as to our review of our performance of our obligations under the indentures and as to any default in such performance.

Defeasance and Covenant Defeasance

Under the indentures, we may, at our option:

•	be discharged from any and all of our obligations in respect of the debt securities of any series (except as otherwise provided in the indenture) (Defeasance), or

•

be discharged from our obligation to comply with certain restrictive covenants of the indentures and the related events of default with respect to the debt securities of any series (Covenant Defeasance).

In order to exercise either Defeasance or Covenant Defeasance, the following conditions must be satisfied:

(1) We must irrevocably deposit with the trustee (A) money in an amount, (B) U.S. government obligations that through the scheduled payment of principal and interest thereon will provide money in an amount, or (C) a combination thereof, sufficient, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the trustee, to pay and discharge the principal of (and premium, if any) and interest thereon and additional amounts on the debt securities of such series to maturity or the redemption date, as the case may be, and any mandatory sinking fund or analogous payments thereon;

(2) no default or event of default with respect to debt securities of such series has occurred and is continuing on the date of such deposit;

(3) such Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, the indenture or any other material agreement or instrument to which we or any of the guarantors is a party or by which we or any of the guarantors is bound;

(4) we must deliver to the trustee an opinion of U.S. counsel reasonably acceptable to the trustee to the effect that the holders and beneficial owners of the debt securities of such series will not recognize income, gain or loss for U.S. federal income tax purposes either as a result of the Defeasance, Covenant Defeasance or deposit, and will be subject to U.S. federal income tax on the same amount and in the same manner and at the same times as would have been the case had the relevant Defeasance, Covenant Defeasance or deposit not occurred (and, in the case of Defeasance only, such opinion must be based on a ruling of the U.S. Internal Revenue Service or other change in applicable U.S. federal income tax law);

(5) if the relevant debt securities are issued by Invesco Finance PLC, we must deliver to the trustee an opinion of U.K. counsel reasonably acceptable to the trustee to the effect that (i) the holders and beneficial owners of the debt securities of such series will not recognize income, gain or loss for U.K. tax purposes either as a result of the Defeasance, Covenant Defeasance or deposit, and will be subject to U.K. tax on the same amount and in the same manner and at the same times as would have been the case had the relevant Defeasance, Covenant Defeasance or deposit not occurred and (ii) payments under or with respect to the debt securities of such series and any guarantees thereof will not become subject to withholding or deduction of U.K. tax either as a result of the Defeasance, Covenant Defeasance or deposit;

(6) if at such time the debt securities of the applicable series are listed on a national securities exchange, we must deliver to the trustee an opinion of counsel to the effect that the debt securities will not be delisted as a result of the Defeasance or the Covenant Defeasance; and

(7) we must deliver to the trustee an officers’ certificate and an opinion of counsel reasonably acceptable to the trustee, each stating that all conditions precedent provided for relating to the Defeasance or the Covenant Defeasance, as the case may be, have been complied with.

We may exercise our Defeasance option with respect to debt securities of any series notwithstanding our prior exercise of our Covenant Defeasance option.

Modification and Waiver

Under the indentures, we, the guarantors and the applicable trustee may supplement the indentures for certain purposes which would not materially adversely affect the interests or rights of the holders of debt securities of a series without the consent of those holders. We, the guarantors and the applicable trustee may also modify the indentures or any supplemental indenture or guarantee in a manner that affects the interests or rights of the holders of debt securities with the consent of the holders of at least a majority in aggregate principal amount of the outstanding debt securities of each affected series issued under the indenture. However, the indentures require the consent of each holder of debt securities that would be affected by any modification which would:

•

change the stated maturity of the principal of, or any installment of interest on or any additional amounts with respect to, any debt securities of any series, or reduce the principal amount thereof or the rate of interest thereon or any premium payable upon the redemption thereof, or any additional amounts with respect thereto, or change our obligations to pay additional amounts, or change the place of payment where, or the coin or currency in which any debt securities or the interest thereon or any additional amounts with respect thereto is payable, or impair the right to institute suit for the enforcement of any such payment after the stated maturity thereof (or, in the case of redemption, on or after the redemption date);

•

reduce the percentage in aggregate principal amount of the outstanding debt securities of such series required to consent to any amendment of, or waiver of compliance with, any provision of or defaults under the indentures;

•

waive a default or Event of Default in the payment of principal of, interest on or any additional amounts with respect to the debt securities (except a rescission of acceleration of the debt securities by the holders of at least a majority in aggregate principal amount of the then outstanding debt securities);

•	release any guarantor from any of its obligations under its guarantee or the indentures, except in accordance with the terms of the indentures or any supplemental indenture;

•	make any change that would adversely affect the rights of holders to receive additional amounts;

•	make any change in our obligations to maintain an office or agency in the places and for the purposes set forth in the indentures; or

•	amend, change or modify any of the above provisions.

Any change or elimination of any covenant or other provision of the indentures which has expressly been included solely for the benefit of one or more particular series of securities, or which modifies the rights of the holders of securities of any such series with respect to such covenant or other provision, shall be deemed to affect the rights only of the holders of such series of debt securities.

The indentures permit the holders of at least a majority in aggregate principal amount of the outstanding debt securities of any series issued under the indentures which is affected by the modification or amendment to waive our compliance with certain covenants contained in the indentures, except a default in the payment of the principal of or interest on any debt securities of such series or in respect of a provision that may not be amended, waived or supplemented without the consent of each holder of outstanding debt securities of such series.

Satisfaction and Discharge

Each indenture will cease to be of further effect as to any series of debt securities issued under such indenture and any guarantee thereof, except with respect to rights of registration of transfer or exchange and any right to receive additional amounts, when:

•	either:

(1)	all of the debt securities of such series that have been authenticated and delivered (except lost, stolen or destroyed debt securities which have been replaced or paid and debt securities for whose payment money has been deposited in trust or segregated and held in trust by us and thereafter repaid to us or discharged from such trust) have been delivered to the trustee for cancellation, or

(2)	all of the debt securities of such series not delivered to the trustee for cancellation have become due and payable or will become due and payable within one year or are to be called for redemption within one year under arrangements satisfactory to the trustee and we or the guarantors irrevocably deposit or cause to be deposited with the trustee funds in trust for the purpose in an amount sufficient to pay the principal of and interest on, and any additional amounts with respect to, the debt securities of such series to the date of such deposit (in the case of debt securities that have become due and payable) or to the stated maturity or redemption date, as the case may be, together with irrevocable instructions directing the trustee to apply the funds to the payment of the debt securities of such series at the stated maturity or redemption date, as the case may be;

•	we or any guarantor, as the case may be, has paid or caused to be paid all other sums payable under such indenture by us in respect of the outstanding debt securities of such series; and

•

we or any guarantor, as the case may be, has delivered to the trustee an officers’ certificate and an opinion of counsel satisfactory to the trustee, each stating that the foregoing conditions have been complied with.

Payment and Paying Agents

Unless otherwise indicated in the applicable prospectus supplement, payment of interest on a debt security on any interest payment date will be made to the person in whose name a debt security is registered at the close of business on the record date for the interest.

Unless otherwise indicated in the applicable prospectus supplement, the principal of and interest on the debt securities of a particular series will be payable at the office of such paying agent or paying agents as we may designate for such purpose from time to time. Notwithstanding the foregoing, at our option, payment of any interest may be made by check mailed to the address of the person entitled thereto as such address appears in the security register.

Unless otherwise indicated in the applicable prospectus supplement, a paying agent designated by us will act as paying agent for payments with respect to debt securities of each series. All paying agents initially designated by us for the debt securities of a particular series will be named in the applicable prospectus supplement. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, except that we will be required to maintain a paying agent in each place of payment for the debt securities of a particular series.

All moneys paid by us to a paying agent for the payment of the principal of or interest on any debt security which remain unclaimed at the end of two years after such principal, interest or premium has become due and payable will be repaid to us upon request, and the holder of such debt security thereafter may look only to us for payment thereof.

Denominations, Registrations and Transfer

Unless an accompanying prospectus supplement states otherwise, debt securities will be represented by one or more global certificates registered in the name of a nominee for The Depository Trust Company, or DTC. In such case, each holder’s beneficial interest in the global securities will be shown on the records of DTC and transfers of beneficial interests will only be effected through DTC’s records.

A holder of debt securities may only exchange a beneficial interest in a global security for certificated securities registered in the holder’s name if:

•

DTC notifies us that it is unwilling or unable to continue serving as the depositary for the relevant global securities or DTC ceases to maintain certain qualifications under the Exchange Act and no successor depositary has been appointed for 90 days;

•	an Event of Default has occurred and is continuing with respect to a global security; or

•	we determine that the global security shall be exchangeable.

If debt securities are issued in certificated form, they will be issued definitive, fully registered form, without interest coupons, shall be of the same series and have an aggregate principal amount equal to that of such global security or portion thereof so exchanged, shall be registered in such names and be in such authorized denominations as DTC shall designate and shall bear any legends required under the indenture.

Governing Law

The indentures and debt securities will be governed by, and construed in accordance with, the internal laws of the State of New York, without regard to its principles of conflicts of laws.

Trustee

The trustee under the indentures will be The Bank of New York Mellon.

Conversion or Exchange Rights

The prospectus supplement will describe the terms, if any, on which a series of debt securities may be convertible into or exchangeable for our other securities or property. These terms will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option. These provisions may allow or require the number of our other securities to be received by the holders of such series of debt securities to be adjusted.

DESCRIPTION OF CAPITAL STOCK

The following summary of the terms of Invesco Ltd.’s share capital may not be complete and is subject to, and qualified in its entirety by reference to, the terms and provisions of our Memorandum of Association and our Bye-Laws, as amended. You should refer to, and read this summary together with, our Memorandum of Association and Bye-Laws to review all of the terms of our share capital that may be important to you. Copies of the Invesco Ltd. Memorandum of Association and amended and restated Bye-Laws are exhibits to our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 (the “Annual Report”). You may obtain copies of our Annual Report at the SEC website at www.sec.gov. The descriptions of the Memorandum of Association and Bye-Laws contained herein are qualified by reference to the actual documents.

Unless the context otherwise requires, references to “shareholder” or “shareholders” means the person(s) whose name(s) appears on a company’s register of members or shareholders and who are the legal owners of the shares concerned.

General

Shares Authorized and Outstanding. The authorized share capital of Invesco Ltd. as of September 30, 2012 is $214 million divided into 1,050,000,000 common shares of par value $0.20 each and 20,000,000 undesignated shares of par value $0.20 each, which may be issued without any prior shareholder approval as common shares or preference shares. As of September 30, 2012, 490,418,659 of Invesco Ltd.’s common shares were issued (including treasury shares).

Voting Rights. In general, and except as provided below, a shareholder who is present in person and entitled to vote at a shareholders’ meeting is entitled to one vote on a show of hands regardless of the number of shares he or she holds. On a poll, each shareholder having the right to vote, who is present in person or by proxy, is entitled to one vote for each common share held. Under our Bye-Laws, subject to certain exceptions, including amalgamations and schemes of arrangement, which, in certain circumstances in accordance with the Companies Act 1981, require the affirmative vote of at least three-fourths of the votes cast, any questions proposed for the consideration of the shareholders at any general meeting generally are decided by the affirmative votes of a majority of the votes cast in accordance with our Bye-Laws. At the commencement of any general meeting, two or more persons present in person and representing, in person or by proxy, more than 50 percent of the issued and outstanding shares entitled to vote at the meeting constitute a quorum for the transaction of business.

Our Bye-Laws provide that resolutions put to a vote at a shareholders’ meeting will be decided on a show of hands or by a count of votes received by electronic records, unless a poll is demanded in accordance with our Bye-Laws.

Under our Bye-Laws, a person authorized as a proxy is entitled to attend and speak at shareholders’ meetings, demand or to join demanding a poll, and, on a poll, vote at shareholders’ meetings. A person authorized as a proxy is not entitled to vote on a show of hands.

Action by Written Consent. Under Bermuda law and subject to our Bye-Laws, the Bermuda Companies Act provides that shareholders may take action by resolution in writing signed by the majority of shareholders representing the majority required to pass the resolution if it was considered at a general meeting; our Bye-Laws, however, require a resolution in writing to be signed by 100 percent of shareholders who on the date of the resolution would be entitled to attend that meeting and vote on the resolution.

Listing. Our common shares are listed on the New York Stock Exchange under the symbol “IVZ.”

Sources and Payment of Dividends

Bermuda law does not permit the declaration or payment of dividends or distributions of contributed surplus by a company if there are reasonable grounds for believing that a company is, or after the payment is made would be, unable to pay its liabilities as they become due, or the realizable value of such company’s assets would be less, as a result of the payment, than its liabilities. Dividends or distributions of contributed surplus may not be paid out of the company’s share premium account. The excess of the consideration paid on an issue of shares over the aggregate par value of such shares must (except in certain limited circumstances) be credited to a share premium account. Share premium may be applied in certain limited circumstances, for example, to pay up unissued shares which may be distributed to shareholders in proportion to their holdings as fully paid bonus shares, but is otherwise subject to limitation. Holders of our common shares are entitled to receive such dividends as lawfully may be declared from time to time by our board of directors.

Rights of Repurchase and Redemption

Upon a resolution of our board of directors, we may generally make open-market purchases of our shares without shareholder approval. Any shares repurchased by Invesco Ltd. would either be cancelled or held as treasury shares in accordance with the Bermuda Companies Act. In addition, we may only repurchase shares if on the date the repurchase is to be effected there are reasonable grounds for believing that Invesco Ltd. can pay its liabilities as they become due at the time of repurchase and thereafter.

Classification of our Board of Directors

Our Bye-Laws provide that the number of directors will be determined by our board of directors. Currently, our board of directors consists of eleven persons divided into three classes. Each director will generally serve a three-year term, with termination staggered according to class.

Liquidation Rights

If Invesco Ltd. is to be wound up, the liquidator may, with the sanction of a resolution of the shareholders, divide amongst the shareholders the whole or any part of the assets of Invesco Ltd. (whether they consist of property of the same kind or not) and may, for this purpose, set such value on these assets as the liquidator deems fair. However, no shareholder will be compelled to accept any shares or other securities or assets whereon there is any liability.

Nomination Procedures

The Bermuda Companies Act provides that shareholders may, as set forth below and at their own expense (unless a company otherwise resolves), require a company to give notice of any resolution that the shareholders can properly propose at the next annual general meeting and/or to circulate a statement prepared by the requesting shareholders in respect of any matter referred to in a proposed resolution or any business to be conducted at a general meeting. The number of shareholders necessary for such a requisition is either that number of shareholders representing at least five percent (5%) of the total voting rights of all shareholders having a right to vote at the meeting to which the requisition relates or not less than 100 shareholders.

Under our Bye-Laws, for nominations or other business to be properly brought before an annual general meeting by a shareholder, the shareholder must have given timely notice thereof in writing to our corporate secretary and such other business must otherwise be a proper matter for shareholder action. Notice is considered timely only if given to our corporate secretary not less than 90 nor more than 120 days prior to the first anniversary of the date of the preceding year’s annual general meeting of shareholders. However, if the date of the annual general meeting is more than 30 days before or more than 60 days after such anniversary date, any notice by the shareholder of business or the nomination of directors for election or re-election to be brought before the annual general meeting to be timely must be so delivered not earlier than the close of business on the 120th day prior to such annual general meeting and not later than the close of business on the later of the 90th day prior to such annual general meeting and the 10th day following the day on which public announcement of the date of such meeting is first made. Our Bye-Laws set forth the information that must be furnished to our corporate secretary in order for any such notice to be proper.

Amendment of Bye-laws

Generally, our Bye-Laws may be rescinded, altered or amended, and new Bye-Laws may be made when approved by a resolution of our board of directors and by a resolution of our shareholders. However, our Bye-Laws require the affirmative vote of the holders of at least three-quarters of the total combined voting power of all our issued and outstanding shares in order to amend certain of our Bye-Laws.

Pre-emptive Rights

Under Bermuda law, unless otherwise provided in a company’s Bye-Laws, shareholders of a company are not entitled to pre-emptive rights. Our Bye-Laws do not provide for pre-emptive rights.

Preference Shares

Subject to our Bye-Laws and Bermuda law, our board of directors has the power to issue any of Invesco Ltd.’s unissued shares as it determines, including the power to issue any shares or class of shares with preferred, deferred or other special rights.

Subject to certain limitations contained in our Bye-Laws and any limitations prescribed by applicable law, our board of directors is authorized to issue preference shares in one or more series and to fix the designation, powers, preferences and rights and the qualifications, limitations or restrictions of such shares, including but not limited to dividend rates, conversion rights, voting rights, terms of redemption/repurchase (including sinking fund provisions), redemption/repurchase prices and liquidation preferences, and the number of shares constituting, and the designation of, any such series, without further vote or action by shareholders. Under our Memorandum of Association and Bye-Laws, there are 20,000,000 undesignated shares that may be issued either as common shares or as preference shares.

Share Class Rights

The rights attached to any class or series may be amended with the written consent of the holders of seventy-five percent (75%) of the issued shares of the class or series being affected or with the sanction of a resolution passed by the holders of not less than seventy-five percent (75%) of the issued shares of that class at a separate general meeting of the holders of the shares of the class or series voting in person or by proxy.

Rights of Inspection

Members of the general public have the right to inspect Invesco Ltd.’s public documents available at the office of the Registrar of Companies in Bermuda and the company’s registered office in Bermuda, which will include the company’s Memorandum of Association (including its objects and powers) and any alteration to the Memorandum of Association and documents relating to any increase or reduction of authorized capital. Shareholders have the additional right to inspect our Bye-Laws, minutes of general meetings and audited annual financial statements, which must be presented to the annual general meeting of shareholders. The register of shareholders is also open to inspection by shareholders or members of the public without charge, and copies are to be provided on request with the payment of the appropriate fee. Invesco Ltd. is also required to maintain a share register in Bermuda, but by giving the required notice to the Bermuda Registrar of Companies, the company may establish a branch register outside of Bermuda. Invesco Ltd. is required to keep at the registered office a register of the company’s directors and officers (containing that information required under Bermuda law), which is open for inspection by members of the public without charge. Bermuda law does not, however, provide a general right for shareholders to inspect or obtain copies of any other corporate records.

Restrictions of Transfer

Unless otherwise required by any applicable requirements of the New York Stock Exchange (or any other applicable stock exchange), we may decline to approve or to register any transfer of any shares if a written opinion from counsel has not been obtained to the effect that registration of such shares under the Securities Act is not required, and we must decline to approve or to register any transfer of any share if the transferee has not been approved by applicable governmental authorities if approval is required or if not in compliance with applicable consent, authorization or permission of any governmental body or agency in Bermuda. If we refuse to register a transfer of any share, our corporate secretary must send the transferor and transferee notice of the refusal within one month after the date on which the transfer was lodged. The registration of transfers may be suspended at such times and for such periods as the company may from time to time determine, but registration cannot be suspended for more than 45 days in any year.

Change of Control

Our Bye-Laws contain certain provisions that may impede or delay an unsolicited takeover of the company under certain circumstances. For example, under our Bye-Laws:

•

we are prohibited from engaging, under certain circumstances, in a business combination (as defined in our Bye-Laws) with any interested shareholder (as defined in our Bye-Laws) for three years following the date that the shareholder became an interested shareholder;

•

our board of directors, without further shareholder action, is permitted by our Bye-Laws to issue preference shares, in one or more series, and determine by resolution any designations, preferences, qualifications, privileges, limitations, restrictions, or special or relative rights of an additional series. The rights of preferred shareholders may supersede the rights of common shareholders;

•

our board of directors is classified into three classes with the election years of the members of each class staggered such that the members of only one of the three classes are elected each year. In addition, shareholders may only remove directors for cause (as defined in our Bye-Laws);

•	our board of directors is authorized to expand its size and fill vacancies; and

•	shareholders cannot act by written consent unless the consent is unanimous.

Transfer Agent

Invesco Ltd.’s U.S. transfer agent is Computershare Shareowner Services LLC.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase debt securities, preference shares, common shares or other securities. We may issue warrants independently or together with other securities. Warrants sold with other securities may be attached to or separate from the other securities. We will issue warrants under one or more warrant agreements between us and a warrant agent that we will name in the prospectus supplement.

The prospectus supplement relating to any warrants we offer will include specific terms relating to the offering. These terms will include some or all of the following:

•	the title of the warrants;

•	the aggregate number of warrants offered;

•

the designation, number and terms of the debt securities, preference shares, common shares, or other securities purchasable upon exercise of the warrants and procedures by which those numbers may be adjusted;

•	the exercise price of the warrants;

•	the dates or periods during which the warrants are exercisable;

•	the designation and terms of any securities with which the warrants are issued;

•	if the warrants are issued as a unit with another security, the date on and after which the warrants and the other security will be separately transferable;

•	if the exercise price is not payable in U.S. dollars, the foreign currency, currency unit or composite currency in which the exercise price is denominated;

•	any minimum or maximum amount of warrants that may be exercised at any one time;

•	any terms relating to the modification of the warrants;

•	any terms, procedures and limitations relating to the transferability, exchange or exercise of the warrants; and

•	any other specific terms of the warrants.

DESCRIPTION OF SUBSCRIPTION RIGHTS

We may issue subscription rights to purchase debt securities, preference shares, common shares, or other securities. These subscription rights may be issued independently or together with any other security offered hereby and may or may not be transferable by the shareholder receiving the subscription rights in such offering. In connection with any offering of subscription rights, we may enter into a standby arrangement with one or more underwriters or other purchasers pursuant to which the underwriters or other purchasers may be required to purchase any securities remaining unsubscribed for after such offering.

The applicable prospectus supplement will describe the specific terms of any offering of subscription rights for which this prospectus is being delivered, including the following:

•	the price, if any, for the subscription rights;

•	the exercise price payable for each share of debt securities, preference shares, common shares, or other securities upon the exercise of the subscription rights;

•	the number of subscription rights issued to each shareholder;

•	the number and terms of the shares of debt securities, preference shares, common shares, or other securities which may be purchased per each subscription right;

•	the extent to which the subscription rights are transferable;

•	any other terms of the subscription rights, including the terms, procedures and limitations relating to the exchange and exercise of the subscription rights;

•	the date on which the right to exercise the subscription rights shall commence, and the date on which the subscription rights shall expire;

•	the extent to which the subscription rights may include an over-subscription privilege with respect to unsubscribed securities; and

•	if applicable, the material terms of any standby underwriting or purchase arrangement entered into by us in connection with the offering of subscription rights.

CERTAIN ERISA CONSIDERATIONS

A fiduciary of a pension, profit-sharing or other employee benefit plan governed by the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), should consider the fiduciary standards of ERISA in the context of the ERISA plan’s particular circumstances before authorizing an investment in the offered securities. Among other factors, the fiduciary should consider whether such an investment is in accordance with the documents governing the ERISA plan and whether the investment is appropriate for the ERISA plan in view of its overall investment policy and diversification of its portfolio.

Certain provisions of ERISA and the Internal Revenue Code of 1986, as amended (the “Code”) impose certain restrictions on (a) employee benefit plans (as defined in Section 3(3) of ERISA) that are subject to Title I of ERISA, (b) plans (as defined in Section 4975(e)(1) of the Code) that are subject to Section 4975 of the Code, including individual retirement accounts or Keogh plans, (c) any entities whose underlying assets include assets of a plan described in (a) or (b) by reason of such plan’s investment in such entities, including without limitation, an insurance company general account (each of (a), (b) and (c), a “Plan”) and (d) persons who have certain specified relationships to Plans (“parties in interest” under ERISA and “disqualified persons” under the Code). ERISA also imposes certain duties on persons who are fiduciaries of Plans subject to ERISA, and ERISA and the Code prohibit certain transactions between a Plan and “parties in interest” or “disqualified persons” with respect to such Plan. Violations of these rules may result in the imposition of excise taxes and other penalties and liabilities under ERISA and the Code. Governmental plans, certain church plans and non-U.S. plans, while not subject to Title I of ERISA or Section 4975 of the Code, may nevertheless be subject to similar laws.

Prohibited Transactions

The issuer, the trustee, the underwriters or certain affiliates thereof may be “parties in interest” or “disqualified persons” with respect to a number of Plans. A purchase of the offered securities by any such Plan would be likely to result in a prohibited transaction. In addition, investment in the offered debt securities by such a Plan could be deemed to constitute a prohibited extension of credit between the Plan and a “party in interest.”

Such transactions may, however, be subject to one or more statutory or administrative exemptions, such as Section 408(b)(17) of ERISA, which exempts certain transactions between a plan and a non-fiduciary service provider to such Plan, Prohibited Transaction Class Exemption (“PTCE”) 90-1, which exempts certain transactions involving insurance company separate accounts; PTCE 91-38 which exempts certain transactions involving bank collective investment funds; PTCE 84-14, which exempts certain transactions effected on behalf of a Plan by a “qualified professional asset manager”; PTCE 95-60, which exempts certain transactions involving insurance company general accounts; or PTCE 96-23, which exempts certain transactions effected on behalf of a Plan by an “in-house asset manager;” or another available exemption. Such exemptions may not, however, apply to all of the transactions that could be deemed prohibited transactions in connection with a Plan’s investment. If a purchase or transfer were to result in a non-exempt prohibited transaction, such purchase or transfer may have to be rescinded. By its purchase, each investor will be deemed to have represented on each day including the date of its purchase of the offered securities through and including the date of disposition of such offered securities that either (i) it is not a Plan that is subject to the prohibited transaction rules of ERISA or the Code or a governmental, church or non-U.S. plan subject to similar laws, or (ii) its purchase, holding and disposition of the offered securities will not constitute a non-exempt prohibited transaction by reason of application of one or more statutory or administrative exemptions under ERISA or the Code (or in the case of a governmental, church or non-U.S. plan, any similar exemption under any similar laws).

The sale of any offered securities to a Plan or plan subject to similar laws is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by any such plan generally or any particular plan, or that such investment is appropriate for such plans generally or any particular plan.

PLAN OF DISTRIBUTION

We may sell the securities offered by this prospectus from time to time in one or more transactions, including without limitation:

•	directly to purchasers;

•	through agents;

•	to or through underwriters or dealers; or

•	through a combination of these methods.

A distribution of the securities offered by this prospectus may also be effected through the issuance of derivative securities, including without limitation, warrants, exchangeable securities, forward delivery contracts and the writing of options.

In addition, the manner in which we may sell some or all of the securities covered by this prospectus includes, without limitation, through:

•	a block trade in which a broker-dealer will attempt to sell as agent, but may position or resell a portion of the block, as principal, in order to facilitate the transaction;

•	purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account;

•	ordinary brokerage transactions and transactions in which a broker solicits purchasers; or

•	privately negotiated transactions.

•	We may also enter into hedging transactions. For example, we may:

•

enter into transactions with a broker-dealer or affiliate thereof in connection with which such broker-dealer or affiliate will engage in short sales of the common shares pursuant to this prospectus, in which case such broker-dealer or affiliate may use common shares received from us to close out its short positions;

•	sell securities short and redeliver such securities to close out our short positions;

•

enter into option or other types of transactions that require us to deliver common shares to a broker-dealer or an affiliate thereof, who will then resell or transfer the common shares under this prospectus; or

•

loan or pledge the common shares to a broker-dealer or an affiliate thereof, who may sell the loaned shares or, in an event of default in the case of a pledge, sell the pledged shares pursuant to this prospectus.

In addition, we may enter into derivative or hedging transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. In connection with such a transaction, the third parties may sell securities covered by and pursuant to this prospectus and an applicable prospectus supplement or pricing supplement, as the case may be. If so, the third party may use securities borrowed from us or others to settle such sales and may use securities received from us to close out any related short positions. We may also loan or pledge securities covered by this prospectus and an applicable prospectus supplement to third parties, who may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities pursuant to this prospectus and the applicable prospectus supplement or pricing supplement, as the case may be.

A prospectus supplement with respect to each series of securities will state the terms of the offering of the securities, including:

•	the name or names of any underwriters or agents and the amounts of securities underwritten or purchased by each of them, if any;

•	the public offering price or purchase price of the securities and the net proceeds to be received by us from the sale;

•	any delayed delivery arrangements;

•	any underwriting discounts or agency fees and other items constituting underwriters’ or agents’ compensation;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchange on which the securities may be listed.

The offer and sale of the securities described in this prospectus by us, the underwriters or the third parties described above may be effected from time to time in one or more transactions, including privately negotiated transactions, either:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to the prevailing market prices; or

•	at negotiated prices.

General

Any public offering price and any discounts, commissions, concessions or other items constituting compensation allowed or reallowed or paid to underwriters, dealers, agents or remarketing firms may be changed from time to time. Underwriters, dealers, agents and remarketing firms that participate in the distribution of the offered securities may be “underwriters” as defined in the Securities Act. Any discounts or commissions they receive from us and any profits they receive on the resale of the offered securities may be treated as underwriting discounts and commissions under the Securities Act. We will identify any underwriters, agents or dealers and describe their commissions, fees or discounts in the applicable prospectus supplement or pricing supplement, as the case may be.

Underwriters and Agents

If underwriters are used in a sale, they will acquire the offered securities for their own account. The underwriters may resell the offered securities in one or more transactions, including negotiated transactions. These sales may be made at a fixed public offering price or prices, which may be changed, at market prices prevailing at the time of the sale, at prices related to such prevailing market price or at negotiated prices. We may offer the securities to the public through an underwriting syndicate or through a single underwriter. The underwriters in any particular offering will be mentioned in the applicable prospectus supplement or pricing supplement, as the case may be.

Unless otherwise specified in connection with any particular offering of securities, the obligations of the underwriters to purchase the offered securities will be subject to certain conditions contained in an underwriting agreement that we will enter into with the underwriters at the time of the sale to them. The underwriters will be obligated to purchase all of the securities of the series offered if any of the securities are purchased, unless otherwise specified in connection with any particular offering of securities. Any initial offering price and any discounts or concessions allowed, reallowed or paid to dealers may be changed from time to time.

We may designate agents to sell the offered securities. Unless otherwise specified in connection with any particular offering of securities, the agents will agree to use their best efforts to solicit purchases for the period of their appointment. We may also sell the offered securities to one or more remarketing firms, acting as principals for their own accounts or as agents for us. These firms will remarket the offered securities upon purchasing them in accordance with a redemption or repayment pursuant to the terms of the offered securities. A prospectus supplement or pricing supplement, as the case may be, will identify any remarketing firm and will describe the terms of its agreement, if any, with us and its compensation.

In connection with offerings made through underwriters or agents, we may enter into agreements with such underwriters or agents pursuant to which we receive our outstanding securities in consideration for the securities being offered to the public for cash. In connection with these arrangements, the underwriters or agents may also sell securities covered by this prospectus to hedge their positions in these outstanding securities, including in short sale transactions. If so, the underwriters or agents may use the securities received from us under these arrangements to close out any related open borrowings of securities.

Dealers

We may sell the offered securities to dealers as principals. We may negotiate and pay dealers’ commissions, discounts or concessions for their services. The dealer may then resell such securities to the public either at varying prices to be determined by the dealer or at a fixed offering price agreed to with us at the time of resale. Dealers engaged by us may allow other dealers to participate in resales.

Direct Sales

We may choose to sell the offered securities directly. In this case, no underwriters or agents would be involved.

Institutional Purchasers

We may authorize agents, dealers or underwriters to solicit certain institutional investors to purchase offered securities on a delayed delivery basis pursuant to delayed delivery contracts providing for payment and delivery on a specified future date. The applicable prospectus supplement or pricing supplement, as the case may be will provide the details of any such arrangement, including the offering price and commissions payable on the solicitations.

We will enter into such delayed contracts only with institutional purchasers that we approve. These institutions may include commercial and savings banks, insurance companies, pension funds, investment companies and educational and charitable institutions.

Indemnification; Other Relationships

We may have agreements with agents, underwriters, dealers and remarketing firms to indemnify them against certain civil liabilities, including liabilities under the Securities Act. Agents, underwriters, dealers and remarketing firms, and their affiliates, may engage in transactions with, or perform services for, us in the ordinary course of business. This includes commercial banking and investment banking transactions.

Market Making, Stabilization and Other Transactions

There is currently no market for any of the offered securities other than the common shares, which are listed on the New York Stock Exchange. If the offered securities are traded after their initial issuance, they may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar securities and other factors. While it is possible that an underwriter could inform us that it intended to make a market in the offered securities, such underwriter would not be obligated to do so, and any such market making could be discontinued at any time without notice. Therefore, no assurance can be given as to whether an active trading market will develop for the offered securities. We have no current plans for listing of the debt securities, preference shares or warrants on any securities exchange; any such listing with respect to any particular debt securities, preference shares or warrants will be described in the applicable prospectus supplement or pricing supplement, as the case may be.

In connection with any offering of common shares, the underwriters may purchase and sell common shares in the open market. These transactions may include short sales, syndicate covering transactions and stabilizing transactions. Short sales involve syndicate sales of common shares in excess of the number of shares to be purchased by the underwriters in the offering, which creates a syndicate short position. “Covered” short sales are sales of shares made in an amount up to the number of shares represented by the underwriters’ over-allotment option. In determining the source of shares to close out the covered syndicate short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. Transactions to close out the covered syndicate short involve either purchases of the common shares in the open market after the distribution has been completed or the exercise of the over-allotment option. The underwriters may also make “naked” short sales of shares in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing common shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of bids for or purchases of shares in the open market while the offering is in progress for the purpose of pegging, fixing or maintaining the price of the securities.

In connection with any offering, the underwriters may also engage in penalty bids. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the securities to be higher than it would be in the absence of the transactions. The underwriters may, if they commence these transactions, discontinue them at any time.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the reporting requirements of the Exchange Act, under which we file annual, quarterly and special reports, proxy statements and other information with the Commission. We make available through our website at http://www.invesco.com, our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and all amendments to those reports as soon as reasonably practicable after such material is electronically filed or furnished to the SEC. You may read and copy materials that we have filed with the Commission at the SEC’s public reference room located at 100 F Street, N.E., Washington D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room. Our Commission filings are also available to the public on the Commission’s website at www.sec.gov.

INCORPORATION BY REFERENCE

We incorporate information into this prospectus by reference, which means that we disclose important information to you by referring you to another document filed separately with the Commission. The information incorporated by reference is deemed to be part of this prospectus, except to the extent superseded by information contained herein or by information contained in documents filed with or furnished to the Commission after the date of this prospectus. We incorporate by reference into this prospectus the documents listed below and any future filings we make with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, including any filings on or after the date of this prospectus, until we have sold all of the offered securities to which this prospectus relates or the offering is otherwise terminated, except that any such reports or portions thereof which are furnished under Item 2.02 or Item 7.01 of any Current Reports on Form 8-K and not filed shall not be deemed incorporated by reference herein. The information incorporated by reference is an important part of this prospectus. Any statement in a document incorporated by reference into this prospectus will be deemed to be modified or superseded to the extent a statement contained in (1) this prospectus or (2) any other subsequently filed document that is incorporated by reference into this prospectus modifies or supersedes such statement. The documents incorporated by reference herein include:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2011;

•	our Annual Report on Form 10-K/A for the fiscal year ended December 31, 2011;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2012;

•	our Quarterly Report on Form 10-Q for the quarter ended June 30, 2012;

•	our Quarterly Report on Form 10-Q/A for the quarter ended June 30, 2012;

•	our Quarterly Report on Form 10-Q for the quarter ended September 30, 2012;

•	our Quarterly Report on Form 10-Q/A for the quarter ended September 30, 2012;

•	our Current Report on Form 8-K filed with the SEC on May 18, 2012; and

•

the description of our common shares contained in our registration statement on Form 8-A, filed on May 16, 2008, and any amendment or report filed thereafter for the purpose of updating such information.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request, a copy of any and all of the documents that have been or may be incorporated by reference in this prospectus. You should direct requests for documents by writing to:

Invesco Ltd.

Two Peachtree Pointe

1555 Peachtree Street N.E.

Atlanta, Georgia 30309

Attn: Office of the Secretary

(404) 892-0896

E-mail: company.secretary@invesco.com

No person is authorized to give any information or represent anything not contained in this prospectus, any accompanying prospectus supplement and any applicable pricing supplement. We are only offering the securities in places where sales of those securities are permitted. The information contained in this prospectus, any accompanying prospectus supplement and any applicable pricing supplement, as well as information incorporated by reference, is current only as of the date of that information. Our business, financial condition, results of operations and prospects may have changed since that date.

LEGAL MATTERS

The validity of the preference shares and common shares offered hereby has been passed upon by Appleby (Bermuda) Limited, Bermuda counsel to Invesco. The validity of the warrants, subscription rights, and unsecured senior or subordinated debt securities and guarantees thereof offered hereby has been passed upon by Alston & Bird LLP, U.S. counsel to Invesco. Certain matters of English law in connection with Invesco Finance PLC and Invesco Holding Company Limited have been passed upon by Linklaters LLP, English counsel to Invesco Ltd.

EXPERTS

The consolidated financial statements of Invesco Ltd. appearing in our Annual Report on Form 10-K/A for the year ended December 31, 2011, and the effectiveness of Invesco Ltd.’s internal control over financial reporting as of December 31, 2011 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

$

Invesco Finance PLC

    % Senior Notes due 2022

PROSPECTUS    SUPPLEMENT

BofA Merrill Lynch

Morgan Stanley

Citigroup

November     , 2012